UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Bell Microproducts Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BELL MICROPRODUCTS INC.

Notice of Annual Meeting of Shareholders

August 19, 2009

To the Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bell Microproducts Inc. (the “Company”), a California corporation, will be held on Wednesday, August 19, 2009, at 8:00 a.m. local time, at the Hyatt Regency San Francisco Airport Hotel, located at 1333 Bayshore Highway, Burlingame, California 94010, for the following purposes:

1.	To elect eight directors to serve for the ensuing year and until their successors are elected.

2.	To approve the adoption of the 2009 Equity Incentive Plan.

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its 2009 fiscal year.

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on June 30, 2009, are entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or you may vote by Internet or telephone. Any shareholder attending the meeting in person may vote even if he or she previously returned a proxy card.

Sincerely,

/s/ ANDREW S. HUGHES
Andrew S. Hughes
Vice President, General Counsel & Corporate Secretary

San Jose, California

July 10, 2009

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to mark, sign, and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States), or vote by Internet or telephone.

This proxy statement, our annual report on Form 10-K for the year ended December 31, 2008 and a letter to shareholders from our Chief Executive Officer are available at www.bellmicro.com.

BELL MICROPRODUCTS INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Bell Microproducts Inc. (referred to as “Bell Micro,” the “Company” or “we”), a California corporation, for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, August 19, 2009, at 8:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Hyatt Regency San Francisco Airport Hotel, located at 1333 Bayshore Highway, Burlingame, California 94010. The Company’s principal executive offices are located at 1941 Ringwood Avenue, San Jose, California 95131-1721, and its telephone number is 1-408-451-9400.

Notice of Internet Availability of Proxy Materials

Instead of mailing paper proxy materials, we first sent a “Notice of Internet Availability of Proxy Materials” to shareholders this year on July 10, 2009. That notice provided instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission.

Record Date; Shares Outstanding

Shareholders of record at the close of business on the record date of June 30, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 31,868,344 shares of the Company’s common stock, $0.01 par value per share, were issued and outstanding. On the Record Date, the closing price of the Company’s common stock on the Pink Sheets Electronic OTC Markets was $1.15 per share.

How to Vote

Shareholders may vote by attending the meeting and voting in person, or by mailing the proxy card in the postage prepaid envelope provided by the Company. Shareholders holding shares in “street name” may vote by completing and returning to their broker the voting instruction forms that they receive from their broker. Shareholders may also vote by telephone using the toll free telephone number 1-800-690-6903, or by Internet using the Internet voting site www.proxyvote.com. Shareholders will be asked to enter the 12-digit control number located on their proxy cards to proceed with voting by telephone or by Internet.

All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of the Company, at the Company’s principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting and Solicitation

On all matters other than the election of directors, each share has one vote. See “Election of Directors — Required Vote.” The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Georgeson Inc. to aid in the solicitation of proxies for a fee of $7,500, plus expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by some of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone.

Householding

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Company’s proxy materials at that address, unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to: Bell Microproducts Inc., 1941 Ringwood Avenue, San Jose, California 95131-1721, Attn: Corporate Secretary, or call 1-408-451-9400, or e-mail us at ir@bellmicro.com. You may also contact the Company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Quorum; Votes Casts; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the Record Date. Shares that are voted for or against a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares represented and voting at the Annual Meeting (“Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in counting of votes with respect to a proposal, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal for matters other than the election of directors. Broker non-votes will be counted as being present for purposes of determining whether a quorum is present, but will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal.

CORPORATE GOVERNANCE

Board Structure and Composition

Our business affairs are conducted under the direction of the Board of Directors (the “Board”) in accordance with the California Corporations Code and our Articles of Incorporation and Bylaws. Members of the Board are informed of our business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board is responsible for selection of the executive management team, providing oversight responsibility and direction to management and evaluating the performance of this team on behalf of the shareholders. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the performance of its responsibilities.

The Board of Directors has determined that Messrs. Campbell, Chaiken, Ernsberger, Gelbach, Hanelt, Ousley, Penisten and Sanders are independent, as such term is defined in the Marketplace Rules of The NASDAQ Stock Market (“Nasdaq”), and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Bell is not independent.

An executive session of non-management directors is held at the time of each Board quarterly meeting. During 2008, these executive sessions were led by the lead independent director. In March 2009, the Company separated the roles of chairman and chief executive officer in accordance with corporate governance best practices, and the Board appointed Mr. Ousley as the Chairman of the Board.

During 2008, the Board held 13 in-person or telephonic meetings. Each director attended at least 75% of the meetings of the Board and the committees on which such director served.

Our policy is that all directors are expected to attend our annual meetings of shareholders. We customarily schedule a Board meeting on the same day as the annual meeting of shareholders to facilitate director attendance at the annual meeting. If a director is unable to attend an annual meeting, the director is requested to provide notice to our Corporate Secretary prior to the meeting. All directors attended the 2006 annual meeting of shareholders, which was the last shareholder meeting held prior to this Annual Meeting.

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Audit, Compensation and Corporate Governance and Nominating Committees consist solely of non-employee independent directors as defined by the Nasdaq listing standards. The Board appoints the members and chairs of the committees annually. All committees operate under charters approved by the Board. These charters are available on the Company’s website, or alternatively, you may request a print copy by writing to the address set forth above.

Audit Committee. The Audit Committee consists of Peter G. Hanelt (Chair), Eugene B. Chaiken, James E. Ousley and Glenn E. Penisten, each of whom satisfy the Nasdaq independence standards. The Audit Committee reviews the Company’s accounting policies and practices, internal controls, financial reporting practices, and risks associated with the business. The Audit Committee also reviews the Company’s financial statements and discusses them with management and the independent auditors before the financial statements are filed with the SEC. The Audit Committee also selects and retains the independent auditors, reviews the independence of the auditors and pre-approves all audit and non-audit services to be provided by the independent auditors. The Audit Committee held eight meetings in 2008.

The Board determined that Mr. Hanelt is an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933. We acknowledge that the designation of Mr. Hanelt as an audit committee financial expert does not impose on him any duties, obligations, or liabilities that are greater than the duties, obligations, or liabilities imposed on other members of the Audit Committee and the Board in the absence of such designation.

Pursuant to the Audit Committee’s pre-approval policy, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent auditors or any other auditing or accounting firm. The Audit Committee has delegated to the Chair of the Committee the authority to unilaterally approve any incremental service to be performed by the independent auditor, provided such service does not exceed $50,000. During 2008, the Audit Committee pre-approved all of the audit and permitted non-audit services.

Compensation Committee. The Compensation Committee currently consists of David M. Ernsberger (Chair), Gordon A. Campbell and Mark L. Sanders, each of whom satisfy the Nasdaq independence standards. The Compensation Committee held seven meetings in 2008.

The Compensation Committee establishes the Company’s overall executive compensation strategy annually, and, in particular, determines the compensation structure and package for the Chief Executive Officer and other executive officers, as well as recommends director compensation. The Compensation Committee does not generally delegate its authority with respect to executive officer compensation. The Compensation Committee establishes the goals of the Company’s executive officers, and amends or recommends that the Board amend these goals or arrangements if the Compensation Committee deems it appropriate. The Compensation Committee evaluates and reviews the performance of the Chief Executive Officer and makes recommendations to the Board, as appropriate. The Compensation Committee also reviews the performance of all other executive officers in light of those established goals or arrangements on an annual basis. The Compensation Committee administers the Company’s stock option and other stock incentive award programs and reviews, as needed, executive compensation matters and significant issues that relate to executive compensation. To assist in determining appropriate levels of compensation for executive officers, the Compensation Committee obtains advice and assistance from an independent consultant. In 2007, the Compensation Committee engaged the services of Compensia, Inc. For further discussion of the Compensation Committee’s activities with Compensia Inc., please refer to the Compensation Discussion and Analysis section of the proxy statement. The Compensation Committee also receives advice and recommendations from the Chief Executive Officer and information from the Senior Vice President of Human Resources.

Compensation Committee Interlocks and Insider Participation. None of the Compensation Committee members: (i) has ever been one of our officers or employees, (ii) is or was a participant in a “related person” transaction in 2008, or (iii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors. None of our executive officers served on the compensation committee or board of another company, whose executive served on our Board or Compensation Committee.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Mark L. Sanders (Chair), David M. Ernsberger and Edward L. Gelbach, each of whom satisfy the Nasdaq independence standards. The Corporate Governance and Nominating Committee held five meetings in 2008.

The Corporate Governance and Nominating Committee recommends individuals to the full Board qualified to serve as directors of the Company and on committees of the Board of Directors, recommends to the Board the director nominees for each annual meeting of shareholders, and is charged with advising the Board with respect to Board composition and procedures, and whether to form or dissolve committees. The Corporate Governance and Nominating Committee also advises the Board with respect to the corporate governance principles applicable to the Company and develops criteria for oversight of the evaluation of the Board and management.

The Corporate Governance and Nominating Committee will consider candidates for nomination as a director recommended by shareholders, directors, third-party search firms and other sources. For information regarding the procedures for nomination of directors by shareholders, see Communications with the Board and its Committees. A candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, have high moral character and mature judgment, be able to work collegially with others, and not serve on more than five boards of other public companies In addition, factors such as the following shall be considered:

•	Appropriate size and diversity of the Board;

•	Needs of the Board with respect to particular talent and experience;

•	Knowledge, skills and experience of the nominee, including experience in our industry, finance and management, and the knowledge, skills, and experience of other members of our Board;

•	Familiarity with domestic and international business affairs;

•	Age, legal and regulatory requirements;

•	Appreciation of the relationship of our business to the changing needs of the marketplace; and

•	Desire to balance the benefit of continuity with the periodic addition of fresh perspective provided by a new member.

Communications with the Board and its Committees

Shareholders may communicate directly with the Board or any of its committees. All communications should be directed to the Corporate Secretary at Bell Microproducts Inc., 1941 Ringwood Avenue, San Jose, California 95131-1721, and should prominently indicate on the outside of the envelope that it is intended for the Chairman of the Board or a committee chair. If no director is specified, the communication will be forwarded to the entire Board. In accordance with instructions from the Board, the Corporate Secretary to the Board reviews all correspondence, organizes the communications for review by the Board, and distributes communications to the full Board or individual directors as appropriate. The Company’s directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be distributed.

Shareholders who wish to recommend one or more persons to the Corporate Governance and Nominating Committee for consideration as nominees on the Company’s slate of directors must provide a written recommendation to our Corporate Secretary. Written recommendations must include the nominator’s name, address, and the number of shares of our common stock owned by the nominator, along with information with respect to the prospective nominee, including his or her name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of the employer’s business, the number of shares beneficially owned by the prospective nominee, whether such person can read and understand basic financial statements, and board memberships, if any. The recommendation must be accompanied by a written consent of the prospective nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. We may require any prospective nominee to furnish additional information that may be needed to determine the eligibility of the prospective nominee.

Shareholders who wish to nominate a person for election as a director of the Company at any annual meeting of shareholders must provide a written notice to the Corporate Secretary of Bell Microproducts at the address listed in the first paragraph of this section. For each nominee, the notice must provide the following information:

•	the shareholder’s intent to nominate the person, the name of the nominee, and the reason for making the nomination at the annual meeting;

•	the name and address of the shareholder and the beneficial owner, if any, on whose behalf the nomination is proposed (referred to in this section as the “Beneficial Owner”);

•	the class and number of shares of the Company’s stock owned beneficially and of record by the shareholder and by the Beneficial Owner;

•	any material interest of the shareholder and the Beneficial Owner;

•	a description of all arrangements or understandings between or among the shareholder, the nominee, and any other person pursuant to which the nomination is to be made;

•

such other information regarding the nominee as would be required in a proxy statement filed in accordance with the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the board of directors; and

•	the signed consent of the nominee to serve as a director of the Company if so elected.

See also Other Matters below for information about the deadline for the notice.

Shareholders who wish to present a proposal at an annual meeting of shareholders must provide a written notice to the Corporate Secretary of Bell Microproducts at the address listed in the first paragraph of this section. The Corporate Secretary will forward the proposals and recommendations to the Corporate Governance and Nominating Committee. See also Deadline for Receipt of Shareholder Proposals, and Other Matters for the deadline for notice of such shareholder proposals and the required contents of the notice.

Code of Ethics and Code of Conduct/Proper Business Practices

Code of Ethics. Our Chief Executive Officer, Chief Financial Officer and Corporate Controller have all signed our Code of Ethics. The Code of Ethics addresses such topics as acting with honesty and integrity, avoiding conflicts of interest, providing full, fair, timely and accurate disclosure in our public communications, including our filings with the SEC, and compliance with the rules and regulations of governmental and regulatory agencies. The Code of Ethics is available free of charge on our website at www.bellmicro.com and in print to any shareholder who sends a request for a paper copy to Bell Microproducts Inc., Attn: Corporate Secretary, 1941 Ringwood Avenue, San Jose, California 95131-1721. We intend to include on our website any amendment to, or waiver from, a provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer or Corporate Controller that relates to any elements of the code of ethics definition enumerated in Item 406 of Regulation S-K.

Code of Conduct. All employees, including our executive officers and directors, are provided a copy of our Code of Conduct. This Code of Conduct addresses protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest, insider trading and other related policies. The Code of Conduct is available free of charge on our website at www.bellmicro.com, and in print to any shareholder who sends a request for a paper copy to the address set forth above.

Ethics Hot Line. We have a hot line, managed by a third party, that gives all employees a way to confidentially and anonymously report any actual or perceived unethical behavior or violations or suspected violations of our Code of Ethics or Code of Conduct. Until February 2009 the hot line was accessed by telephone only but, at that time, we upgraded the hot line to include both telephone and email communications in order to make it easier for employees to report suspected violations of our Code of Ethics or Code of Conduct.

Director Compensation

In 2008, our non-employee directors received an annual retainer of $30,000, a fee of $4,000 per day for each Board meeting attended in person, $2,000 for attendance at each telephonic Board meeting, and a fee of $2,000 for each in-person or telephonic Board committee meeting attended. Effective November 15, 2007, the Board modified the compensation of our then-Lead Independent Director, Mr. Ousley to $350,000 per year in lieu of all other monetary compensation, including meetings fees, in recognition of the additional work Mr. Ousley undertook during and after the financial restatement process. In addition, the Audit Committee Chair received an additional annual retainer of $15,000, the Compensation Committee Chair received an additional annual retainer of $12,000, and the Corporate Governance and Nominating Committee Chair received an additional annual retainer of $15,000. During 2008, many of our non-employee directors served on the special committees related to the investigations that led to our restatement. Directors serving on these special committees were compensated for meeting attendance consistent with attendance at meetings of standing committees. Effective March 1, 2009, the Board reduced Mr. Ousley’s compensation to $150,000 per year. In addition, the Board reduced by 30% the quarterly retainer and meeting fees earned by non-employee directors on or after January 1, 2009.

Under the terms of our 1998 Stock Plan, which expired in May 2008, each non-employee director automatically received a non-qualified option to purchase 22,500 shares of our common stock upon his or her initial election or appointment as a director and a non-qualified option to purchase 7,500 shares of common stock following each of the Company’s annual meeting of shareholders. As a result of the Company not holding an annual meeting of shareholders in 2008, no option awards were granted to our non-employee directors in 2008.

The following table provides information with respect to all compensation awarded to, earned by, or paid to each person who served as a non-employee director (Mr. Bell, our President and Chief Executive Officer, receives no additional compensation for his service on our Board) for some or all of fiscal 2008. Other than as set forth in the table, for the period presented, we did not pay any fees to our directors, made any equity or non-equity awards to our directors, or paid any other compensation to our directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Gordon A. Campbell	76,000	—	76,000
Eugene B. Chaiken	99,500	—	99,500
David M. Ernsberger	99,000	—	99,000
Edward L. Gelbach	88,000	—	88,000
Michael J. Grainger (2)	19,500	—	19,500
Peter G. Hanelt (3)	25,500	—	25,500
James E. Ousley	350,000	—	350,000
Glenn E. Penisten	92,000	—	92,000
Mark L. Sanders	97,500	—	97,500

(1)	These amounts reflect the dollar amount of expense recognized for financial statement reporting purposes for 2008, as appropriate, in accordance with SFAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 8 — Stock-Based Compensation Plans in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. As of December 31, 2008, each non-employee director held the following number of stock options: Mr. Campbell (7,500), Mr. Chaiken (30,000), Mr. Ernsberger (45,000), Mr. Gelbach (45,000), Mr. Hanelt (0); Mr. Ousley (26,250), Mr. Penisten (37,500) and Mr. Sanders (15,000).

(2)	Mr. Grainger resigned from the Board on March 4, 2008.

(3)	Mr. Hanelt was appointed to the Board on October 29, 2008.

SECURITY OWNERSHIP

The following table presents information regarding the beneficial ownership of the shares of our common stock as of June 30, 2009 with respect to:

•	each of our directors;

•	each of the executive officers listed in the Summary Compensation Table contained under the caption Executive Compensation below;

•	all current directors and executive officers as a group; and

•	persons beneficially owning more than 5% of our common stock.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Shares of common stock subject to options that are currently exercisable or will become exercisable on or before August 29, 2009, and restricted stock units that are expected to vest on or before August 29, 2009 are considered outstanding and beneficially owned by the person holding the options or restricted stock units.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number	Percent (2)
Greater than 5% Shareholders
FMR LLC (3)	4,561,108	14.3
Citigroup Global Markets, Inc. (4)	3,663,742	11.5
State of Wisconsin Investment Board (5)	3,043,389	9.6
Paradigm Capital Management, Inc. (6)	2,743,922	8.6
Caisse de dépôt et placement du Québec (7)	2,300,000	7.2
Dimensional Fund Advisors L.P. (8)	2,236,538	7.0
Wells Fargo & Company (9)	2,229,723	7.0
AQR Capital Management LLC and affiliated entity (10)	1,962,081	5.8
Directors
W. Donald Bell (11)	1,174,235	3.7
Gordon A. Campbell (12)	20,500	*
Eugene B. Chaiken (13)	34,264	*
David M. Ernsberger (14)	52,039	*
Edward L. Gelbach (15)	158,922	*
Peter G. Hanelt	0	*
James E. Ousley (16)	75,098	*
Glenn E. Penisten (17)	80,909	*
Mark L. Sanders (18)	16,264	*
Named Executive Officers
Andrew S. Hughes (19)	57,354	*
James E. Illson (20)	86,845	*
Richard J. Jacquet (21)	133,241	*
William E. Meyer (22)	142,500	*
Graeme Watt (23)	355,000	*
All current directors and executive officers as a group (14 individuals) (24)	2,359,826	7.4

*	Less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Bell Microproducts, 1941 Ringwood Avenue, San Jose, CA 95131-1721.

(2)	Percentage of beneficial ownership is based on 31,828,490 shares of common stock outstanding as of June 30, 2009.

(3)	As reported in Schedule 13G filed February 14, 2008, with the SEC by FMR LLC (“FMR”) on behalf of itself and Edward C. Johnson 3d. The address for FMR is 82 Devonshire Street, Boston, MA 02109. FMR, a parent holding company, has sole voting power over 2,417 shares and sole dispositive power over all the shares. FMR did not file a Schedule 13G in 2009.

(4)	As reported in Schedule 13G/A filed May 8, 2009, with the SEC by Citigroup Global Markets Inc. (“CGM”), Citigroup Financial Products Inc. (“CFP”), Citigroup Global Market Holdings Inc. (“CGM Holdings”) and Citigroup Inc. (“Citigroup”). CFP is the sole stockholder of CGM. CGM Holdings is the sole stockholder of CFP. Citigroup is the sole stockholder of CGM Holdings. The address for each of CGM, CFP and CGM Holdings is 388 Greenwich Street, New York, NY 10013. The address for Citigroup is 399 Park Avenue, New York, NY 10043. CGM, CFP, CGM Holdings and Citigroup have shared voting and shared dispositive power over all the shares.

(5)	As reported in Schedule 13G filed January 30, 2009, with the SEC by the State of Wisconsin Investment Board (“Wisconsin Investment”). The address for Wisconsin Investment is P.O. Box 7842, Madison, WI 53707. Wisconsin Investment has sole voting power and sole dispositive power over all the shares.

(6)	As reported in Schedule 13G/A filed February 17, 2009, by Paradigm Management, Inc (“Paradigm”). The address for Paradigm is Nine Elk Street, Albany, NY 12207. Paradigm has sole voting power and sole dispositive power over all the shares.

(7)	As reported in Schedule 13G filed January 20, 2009, by Caisse de dépôt et placement du Québec (“Caisse”). The address for Caisse is 1000, place Jean-Paul Riopelle, Montréal, Québec, H2Z 2B3. Caisse has sole voting power and sole dispositive power over all the shares.

(8)	As reported in Schedule 13G/A filed February 9, 2009, with the SEC by Dimensional Fund Advisors L.P. (“Dimensional Fund”). The address for Dimensional Fund is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional Fund has sole voting and dispositive power over all the shares.

(9)	As reported in Schedule 13G filed January 27, 2009, with the SEC by Wells Fargo & Company (“Wells Fargo”). The address for Wells Fargo is 420 Montgomery Street, San Francisco, CA 94104. Wells Fargo has sole voting power over 2,223,048 shares and sole dispositive power over 2,146,423 shares.

(10)	As reported in a Schedule 13G/A filed February 17, 2009, with the SEC by AQR Absolute Return Master Account L.P. (“Absolute”) and a Schedule 13G/A filed with the SEC on February 17, 2009 by AQR Capital Management, LLC (“Management”). The address for both Absolute and Management is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830. Each of Absolute and Management reported shared voting power and shared dispositive power over debt securities that are convertible into 1,962,081 shares of our common stock. Management is a registered investment adviser.

(11)	Includes options held by Mr. Bell to purchase 156,250 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(12)	Includes options held by Mr. Campbell to purchase 7,500 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(13)	Includes options held by Mr. Chaiken to purchase 30,000 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(14)	Includes options held by Mr. Ernsberger to purchase 45,000 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(15)	Includes options held by Mr. Gelbach to purchase 37,500 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(16)	Includes options held by Mr. Ousley to purchase 22,500 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(17)	Includes options held by Mr. Penisten to purchase 30,000 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(18)	Includes options held by Mr. Sanders to purchase 15,000 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(19)	Includes options held by Mr. Hughes to purchase 40,000 shares, which are currently exercisable or will become exercisable on or before August 29, 2009.

(20)	Mr. Illson is no longer employed with the Company.

(21)	Includes options held by Mr. Jacquet to purchase 86,000 shares, which are currently exercisable or will become exercisable on or before August 29, 2009. Also includes 5,000 restricted stock units that will vest on or before August 29, 2009.

(22)	Includes options held by Mr. Meyer to purchase 120,000 shares, which are currently exercisable or will become exercisable on or before August 29, 2009. Also includes 22,500 restricted stock units that will vest on or before August 29, 2009.

(23)	Includes options held by Mr. Watt to purchase 265,000 shares, which are currently exercisable or will become exercisable on or before August 29, 2009. Also includes 77,500 restricted stock units that will vest on or before August 29, 2009.

(24)	Includes options to purchase an aggregate of 914,750 shares of the Company held by six current executive officers and eight non-employee directors, which are currently exercisable or will become exercisable on or before August 29, 2009. Also includes 122,500 restricted stock units held by four current executive officers that will vest on or before August 29, 2009.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A Board of eight directors is to be elected at the Annual Meeting. All directors are elected annually and serve until the next annual meeting or until their successors have been duly elected and qualified.

The Corporate Governance and Nominating Committee selected and the Board accepted the eight nominees named below for election to the Board at the Annual Meeting. All nominees currently serve as directors of the Company.

The Board of Directors expects all nominees named below to be available to serve as directors if elected. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee designated by the current Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting so as to elect as many of the nominees listed below as possible. In such event, the proxy holders will determine the specific nominees for whom to vote.

The names of the nominees for election to the Board of Directors, and the experience and background of each, are set forth below. Ages are as of May 31, 2009.

Name of Nominee	Age	Principal Occupation	Director Since
W. Donald Bell	71	President, Chief Executive Officer and Director of the Company	1987
Gordon A. Campbell	65	Executive Director, Techfarm Ventures	1988
Eugene B. Chaiken	68	Chairman and Chief Executive Officer, Almo Corporation	1998
David M. Ernsberger	63	President, Ernsberger Partnerships, Inc.	2002
Edward L. Gelbach	77	Independent Investor	1993
Peter G. Hanelt	64	Business Consultant	2008
James E. Ousley	63	Retired President and Chief Executive Officer, Vytek, Inc.	1998
Mark L. Sanders	65	Chairman of the Board of Directors of LookSmart, Ltd.	2003

There are no family relationships between or among any directors or executive officers of the Company.

W. Donald Bell has been the Company’s President and Chief Executive Officer, and a member of our Board, since the Company was founded in 1987. Mr. Bell has over forty years of experience in the electronics industry. He was formerly the President of Ducommum Inc. and its subsidiary, Kierulff Electronics Inc., as well as Electronic Arrays Inc. He also held senior management positions at Texas Instruments Incorporated, American Microsystems and other electronics companies.

Gordon A. Campbell has served as one of our directors since May 1988. Mr. Campbell is an executive director at Techfarm Ventures, a provider of private equity capital for new technology companies, and has been since he founded Techfarm in 1993. Mr. Campbell has founded and been involved in the start-up of numerous Silicon Valley companies, including SEEQ Technologies Inc., CHIPS and Technologies, Inc., a semiconductor and related device company, 3dfx Interactive, and Cobalt Networks. Mr. Campbell currently serves as a director of Palm, Inc., a mobile products company.

Eugene B. Chaiken has served as one of our directors since November 1998. Mr. Chaiken has served since 1973 as the Chairman and Chief Executive Officer of Almo Corporation, a major appliance, consumer electronics and wire and cable distribution company.

David M. Ernsberger has served as one of our directors since June 2002. Mr. Ernsberger has served as President of Ernsberger Partnerships, Inc., a consulting and investment company, since founding it in 2001. From 1994 to 2001, Mr. Ernsberger served as Group Vice President of Worldwide Sales and Support for IBM Technology Group. Mr. Ernsberger served as President and Chief Executive Officer of SkillSet Software, Inc. from 1993 to 1994. From 1967 to 1993, Mr. Ernsberger held various senior executive positions with IBM Corporation.

Edward L. Gelbach has served as one of our directors since March 1993. Mr. Gelbach served as Senior Vice President and a director of Intel from 1971 to 1988. Mr. Gelbach has been an independent investor since 1989.

Peter G. Hanelt was elected as one of our directors in October 2008. Mr. Hanelt has been a self-employed business consultant since November 2003. He served as Chief Operating Officer of the Good Guys, a regional consumer electronics retailer, from December 2001 through July 2003, and through October 2003 as a consultant. From October 1998 to June 2001, Mr. Hanelt served as Chief Executive Officer and director of Natural Wonders, Inc., a national specialty retailer of nature and science-related merchandise. Mr. Hanelt is also a director of publicly-traded Silicon Image, Inc., a developer of semiconductor products, currently serving as its Chairman of the Board, and Bidz.com. He is also a director of Andronico’s Markets, Inc., Coast Asset Management LLC, and InterHealth Nutraceuticals, Inc., all privately held companies, and on the boards of Catholic Healthcare West and Patelco Credit Union, both not-for-profit entities.

James E. Ousley has served as one of our directors since February 1998, and was our Lead Independent Director April 2007 to March 2009. In March 2009, he was appointed to serve as the Chairman of the Board. Mr. Ousley served as President and Chief Executive Officer of Vytek, Inc., a wireless integration company, from September 2000 until April 2004, when Vytek merged with California Amplifier Inc., now known as CalAmp Corp. From August 1999 to October 2000, Mr. Ousley was President, Chief Executive Officer and Chairman of Syntegra (USA) Inc. From August 1992 to August 1999, Mr. Ousley was President and Chief Executive Officer of Control Data Systems. From February 1990 to July 1992, Mr. Ousley was Executive Vice President of Ceridian Corporation. From May 1989 to February 1990, Mr. Ousley was President of Ceridian’s Computer Products business. From January 1989 to April 1989, Mr. Ousley was Vice President, Marketing and Sales for Ceridian’s Computer Products business. Mr. Ousley is currently a director of ActivIdentity, Inc., a security software company, and Datalink Corporation, an information storage company. Mr. Ousley also currently serves as Chairman of the Board of Directors of Savvis, Inc., an IT utility services provider.

Mark L. Sanders has served as one of our directors since August 2003. Mr. Sanders served as President and Chief Executive Officer of Pinnacle Systems, Inc. from January 1990 to July 2002 and as its Chairman of the Board from July 2002 to March 2004. Prior to that time, Mr. Sanders served in a variety of management positions, most recently as Vice President and General Manager of the Recording Systems Division of Ampex Corporation, a manufacturer of video broadcast equipment. Mr. Sanders is currently Chairman of the Board of Directors of LookSmart, Ltd, a search advertising network and management company.

Required Vote

The Company’s Bylaws require a majority vote for the election of directors in an uncontested election. In such an election, only nominees receiving the affirmative vote of a majority of the Votes Cast (which shares voting affirmatively must also constitute a least a majority of the required quorum) shall be elected as directors.

If an incumbent director in an uncontested election fails to receive the vote required to be elected, then, unless the incumbent director has unconditionally resigned, the director shall offer to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days from the date on which the voting results were determined.

Every shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or may distribute the shareholder’s votes on the same principle among as many candidates as the shareholder sees fit, provided that votes cannot be cast for more than eight candidates. However, no shareholder shall be entitled to cumulate votes for a candidate unless the candidate’s name has been properly placed in nomination in accordance with the Company’s Bylaws prior to the meeting, and the shareholder, or any other shareholder, has given notice prior to the voting of the shareholder’s intention to cumulate votes. The proxy holders will exercise discretionary authority to cumulate votes in the event that additional persons are nominated for election as directors.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the proposed slate of directors for the current year. Unless you indicate otherwise, your proxy will be voted “FOR” each of the Company’s nominees (except as otherwise noted under “Required Vote” above).

PROPOSAL TWO

APPROVAL OF THE 2009 EQUITY INCENTIVE PLAN

Our shareholders are being asked to approve the Bell Microproducts Inc. 2009 Equity Incentive Plan (the “Plan”). The Board has adopted the Plan, subject to, and effective as of, approval from our shareholders pursuant to this proposal.

As of the Record Date, June 30, 2009, our 1998 Stock Plan had expired and there were no further stock option, stock appreciation rights or full value awards available for grant under any stock option plan. As of June 30, 2009, under all plans, there were 3,165,067 stock options outstanding, with an average weighted term remaining, in the aggregate, of 2.09 years and an average weighted exercise price, in the aggregate, of $6.484, and 763,854 restricted stock units outstanding.

Principles of the Plan

We believe that our future success depends on the ability to attract, retain and motivate high caliber personnel. Our primary locations are in technology centers such as Silicon Valley where we must compete with many companies for a limited pool of talented people. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain the quality personnel we need to move our business forward.

We designed the Plan to conform to best practices in equity incentive plans. The Plan adopts many features that are designed to address shareholder concerns related to equity incentive plans, such as prohibiting option and stock appreciation right repricing without prior shareholder approval, minimum vesting requirements for certain full-value awards and the flexibility to use full-value awards such as restricted stock, restricted stock units, performance shares or deferred stock units. These can be granted in lieu of stock options to reduce the total number of our shares necessary to grant competitive equity awards.

Our Board believes that the proposed Plan and shares reserved for issuance thereunder are necessary for us to continue to offer a competitive equity incentive program. If approved, the Plan will be a critical factor in attracting, retaining, and rewarding the high caliber personnel that are essential to our future success. Currently, the Company does not sponsor an equity-based compensation plan. Our 1998 Stock Plan expired in May 2008. If the shareholders do not approve the Plan, we will not be able to continue to offer competitive equity packages to our personnel. This would adversely affect our efforts to successfully attract and retain the best possible talent.

Plan Description

Eligibility; Limitations. Options, stock appreciation rights (“SARs”), performance shares, performance units, restricted stock, restricted stock units, deferred stock units and dividend equivalents may be granted under the Plan. Options granted under the Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options. Incentive stock options may be granted only to employees of the Company or of any parent or subsidiary of the Company. Other awards may be granted under the Plan to any employee or consultant of the Company or of any parent or subsidiary of the Company and directors of the Company. Non-employee directors (or “outside directors”) are provided certain automatic grants under the Plan (as described below), make-up grants at the Annual Meeting and may be awarded other discretionary grants. Otherwise, the Plan administrator, in its discretion, selects the person(s) to whom awards may be granted, and (except for performance units and dividend equivalents, which are cash awards) the number of shares subject to each such grant. The Plan provides that no person may be granted, in any fiscal year of the Company: (i) options or SARs to purchase more than 3,000,000 shares of common stock in such person’s first fiscal year of service with the Company and more than 2,000,000 shares of common stock in any other fiscal year of service; (ii) performance shares, restricted stock units, restricted stock or deferred stock units to more than 1,500,000 shares of common stock in such person’s first fiscal year of service with the

Company and more than 1,000,000 shares of common stock in any other fiscal year of service; and (iii) performance units having an initial value more than $4,000,000 in such persons’ first fiscal year of service with the Company and more than $2,000,000 in any other fiscal year of service. As of May 15, 2009, the Company has eight outside directors and approximately 2,174 employees and consultants eligible for awards under the Plan.

Shares Available For Issuance. Upon approval of the Plan and subject to adjustment for changes in our capitalization, a total of 6,225,000 shares of common stock will be available for issuance under the Plan plus the addition of any shares subject to any outstanding awards under the Company’s 1998 Stock Plan that expire unexercised or are forfeited to or repurchased by the Company, provided that the maximum number of shares returned to the Plan from the 1998 Stock Plan shall not exceed 3,950,000 shares.

Any shares subject to options or SARs shall be counted against the shares available for issuance as one share for every share subject thereto. Any restricted stock, restricted stock units, performance shares or deferred stock units with a per share purchase price lower than 100% of the per share fair market value on the date of grant shall be counted against the shares available for issuance as one and one-quarter shares for every one share subject thereto. To the extent that a share that was subject to an award that counted as one and one-quarter shares against the Plan reserve is recycled back into the Plan, the Plan shall be credited with one and one-quarter shares.

If an award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, performance shares, restricted stock units or deferred stock units, is forfeited to or repurchased by the Company due to its failure to vest, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan. With respect to SARs, when a SAR is exercised, the shares subject to a SAR grant agreement shall be counted against the shares available for issuance under the Plan as one share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise. Shares that have actually been issued under the Plan under any award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if shares of restricted stock, performance shares, restricted stock units or deferred stock units are repurchased by the Company at their original purchase price or are forfeited to the Company due to their failure to vest, such shares shall become available for future grant under the Plan as described above. Shares used to pay the exercise price of a stock option (including pursuant to a net issue or net exercise) shall not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan. To the extent a Plan award is paid out in cash rather than stock, such cash payment shall not reduce the number of shares available for issuance under the Plan. Any payout of dividend equivalents or performance units, because they are payable only in cash, shall not reduce the number of shares available for issuance under the Plan. Conversely, any forfeiture of dividend equivalents or performance units shall not increase the number of shares available for issuance under the Plan.

Administration. The Plan may generally be administered by the Board or a committee appointed by the Board (as applicable, the “Administrator”). To make grants to certain of the Company’s officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. To the extent desirable to qualify awards under the Plan as “performance-based compensation” under Code Section 162(m), the Plan will be administered by “outside directors” under Code Section 162(m) so that the Company can receive a federal tax deduction for certain compensation paid under the Plan. Subject to the provisions of the Plan, the Administrator has the authority to select Company service providers who receive awards under the Plan, approve form agreements for use under the Plan, determine the terms and conditions, not inconsistent with the Plan, of any award, prescribed rules and regulations relating to the Plan, construe and interpret terms of the Plan and make all other determinations necessary or advisable for administering the Plan.

Option Terms and Conditions. Each option will be evidenced by a stock option agreement between the Company and the optionee, and will be subject to the following additional terms and conditions:

Exercise Price. The Administrator will determine the exercise price of options at the time the options are granted. The exercise price of an option may not be less than 100% of the fair market value per share of our common stock on the grant date; provided, however, the exercise price of an incentive stock option granted to a ten percent shareholder may not be less than 110% of the fair market value per share of our common stock on the date such option is granted. The fair market value of our common stock is the closing sales price for our common stock (or the closing bid if no sales were reported) as quoted on the exchange or market system which our common stock is traded on the day of determination.

Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The Plan permits payment of the option exercise price to be made by cash, check, other shares (provided that accepting such shares will not result in adverse accounting consequences to the Company), net exercise, cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option. Options granted under the Plan expire no more than ten years from the grant date. However, the Plan allows an option to be granted with a shorter term determined by the Administrator and in the case of an incentive stock option granted to a ten percent shareholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment. If the optionee’s employment or status as a service provider terminates for any reason other than death or permanent total disability or unless the Administrator otherwise approves, then options may be exercised no later than three months after such termination or such shorter period as is specified in the option agreement and may be exercised only to the extent the option was exercisable on the termination date.

Death or Disability. If an optionee’s employment or status as a service provider terminates as a result of his or her death or permanent total disability, then all options held by such optionee under the Plan may be exercised within 12 months or as may be provided in the option agreement, but only to the extent the options would have been exercisable at the date of death or permanent total disability.

Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Stock Appreciation Rights. SARs are essentially stock options where the exercise price must be net-settled. SARs will be exercisable in whole or in part at such times as the Administrator specifies in the grant or agreement. However, the term of a SAR may be no more than ten years from the date of grant. The Company’s obligations arising upon the exercise of a SAR may be paid in cash or common stock, or any combination of the same, as the Administrator may determine and specify in the SAR agreement. Shares issued upon the exercise of a SAR are valued at their fair market value on the exercise date.

Restricted Stock. Subject to the terms and conditions of the Plan, restricted stock may be granted to participants at any time and from time to time at the discretion of the Administrator. Subject to the annual share limit and vesting limitations set forth above, the Administrator shall have complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant, and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. Each restricted stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator shall determine; provided, however, that if the restricted stock grant has a purchase price, the purchase price must be paid no more than ten years following the date of grant.

Restricted Stock Units. Restricted stock units are awards that obligate the Company to deliver common stock shares to the participant as specified on each vesting date. Subject to the annual share limit and vesting limitations set forth above, the Administrator has complete discretion to determine (i) the number of shares subject to a restricted stock unit award granted to any participant, and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based solely on continued service but may include a performance-based component.

Performance Shares. Performance shares are also awards that obligate the Company to deliver common stock shares to the participant as specified on each vesting date. Performance shares may be granted to employees and consultants at any time and from time to time as shall be determined at the discretion of the Administrator. Subject to the annual share limit and vesting limitations set forth above, the Administrator shall have complete discretion to determine (i) the number of shares of common stock subject to a performance share award granted to any service provider and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component.

Performance Units. Performance units are similar to performance shares, except that they are settled in a cash equivalent to the fair market value of the underlying shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, performance units may be granted to participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of performance units. Performance units shall be granted in the form of units to acquire shares. Each such unit shall be the cash equivalent of one share of common stock.

Deferred Stock Units. Deferred stock units consist of a restricted stock, restricted stock unit, performance share or performance unit award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator and applicable law, including Internal Revenue Code Section 409A. Deferred stock units shall remain subject to the claims of the Company’s general creditors until distributed to the participant.

Dividend Equivalents. A dividend equivalent is a credit, payable in cash, awarded at the discretion of the Administrator, to the account of a participant in an amount equal to the cash dividends paid on one share for each share represented by an award. Dividend equivalents may be subject to the same vesting restrictions as apply to a related award. Dividend equivalents may only be granted in connection with full-value awards, and may not be granted in connection with stock options or SARs.

Full-Value Award Vesting. Restricted stock, performance shares, restricted stock units or deferred stock units that vest solely based on continuing as an employee or service provider will vest in full no earlier (except if accelerated pursuant to a change in control or related cessations of service) than the three-year anniversary of the grant date. If vesting is based on factors other than solely on continued employment or provision of services, they will vest in full no earlier than the one-year anniversary of the grant date (except if accelerated pursuant to a change in control or related cessations of service). The foregoing limitations do not apply to any such awards that result in issuing up to five percent of the maximum aggregate number of shares authorized for issuance under the Plan. Discretionary accelerated vesting of certain Plan awards (except if accelerated pursuant to a change of control, related cessation of service or pursuant to the participant’s death or permanent disability) count against the five percent exception

Code Section 162(m) Performance Goals. The Plan is designed to permit the Company to issue awards that qualify as performance-based under Section 162(m) of the Code. Thus, the Administrator may make performance goals applicable to a participant with respect to an award. At the Administrator’s discretion, one or more of the following performance goals may apply: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total shareholder return, (xvi) growth in shareholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) operating margin, (xxiii) market share, (xxiv) contract awards or backlog, (xxv) overhead or other expense reduction, (xxvi) credit rating, (xxvii) objective customer indicators, (xxviii) new product invention or innovation, (xxix) attainment of research and development milestones, (xxx) improvements in productivity, (xxxi) attainment of objective operating goals, and (xxxii) objective employee metrics. The performance measures listed above may apply to either the Company as a whole or, except with respect to shareholder return metrics, a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with GAAP, in accordance with IASB Principles or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles or any other objectively determinable items including, without limitation, (a) any extraordinary non-recurring items, (b) the effect of any merger, acquisition, or other business combination or divestiture, or (c) the effect of any changes in accounting principles affecting the Company’s or a business unit’s, region’s, affiliate’s or business segment’s reported results.

No Repricing. The Plan prohibits option or SAR repricings (including by way of exchange for another award or for cash) unless prior shareholder approval is obtained.

Nontransferability of Awards. Unless determined otherwise by the Administrator, an award granted under the Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant. In no event may a Plan award be transferred for value.

Awards to Outside Directors. The Plan provides that each outside director who first becomes an outside director after the effective date of the Plan shall be granted a stock option covering 22,500 upon the date on which such person first becomes a director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy (the “Initial Grant”). The Initial Grant will be 100% vested on the grant date and will have a maximum term of ten years.

In addition, commencing in 2010, outside directors shall receive annual options covering 7,500 shares on the first trading day following each annual shareholders meeting, provided that such outside director was an outside director for at least six months on the applicable grant date (the “Annual Grant”). The Annual Grant will be 100% vested on the grant date and will have a maximum term of ten years.

On the first trading day following the Annual Meeting, each outside director, except for Mr. Hanelt, will be granted an option covering 22,500 shares as a make-up grant for awards not granted in previous years. Mr. Hanelt will receive an initial grant of 22,500 shares on the first trading day following the Annual Meeting. The initial and make-up grants will be 100% vested on the grant date and will have a maximum term of ten years.

Outside directors are additionally eligible for discretionary grants under the Plan.

Adjustments upon Changes in Capitalization. In the event that the common stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, proportional adjustments shall be made in the number of shares covered by each outstanding award, the number of shares authorized for issuance under the Plan but as to which no awards have yet been granted or which have returned to the Plan upon cancellation of the award, the price per share of common stock underlying awards, the number of shares subject to outside director Initial and Annual Grants and the fiscal year limits on the number of awards that any person may receive. Such adjustments will be made by the Board, whose determination in that respect will be final, binding and conclusive.

In the event of a liquidation or dissolution, the Administrator shall notify each participant prior to the effective date. The Administrator may, in its discretion, provide that each participant shall have the right to exercise all of their options and SARs, as to all of the shares covered by the option or stock appreciation right, including as to those shares not otherwise exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any award shall lapse as to 100%, and that any award vesting shall accelerate as to 100% provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent that an award has not been exercised (with respect to options and SARs) or vested (with respect to all other awards), an award terminates immediately prior to the consummation of a liquidation or dissolution.

Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a change in control (as defined in the Plan), each outstanding option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or SAR, the participant shall fully vest in and have the right to exercise the option or SAR as to all of the common stock covered thereby including shares as to which it would not otherwise be vested or exercisable. If an option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in such event, the Administrator shall notify the participant that the option or SAR shall be fully vested and exercisable for a period of time as determined by the Administrator, and the option or SAR shall terminate upon the expiration of such period.

In the event of a merger of the Company with or into another corporation, or a change in control, each outstanding restricted stock, restricted stock unit, performance share, performance unit, dividend equivalent and deferred stock unit award (and any related dividend equivalent) shall be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the award, the participant shall fully vest in the award, including as to shares (or with respect to dividend equivalents and performance units, the cash equivalent thereof) which would not otherwise be vested.

Tax Withholding. At the Administrator’s discretion, participants may satisfy the minimum statutory tax withholding requirements arising in connection with the exercise, vesting or delivery of their awards by having the Company retain shares with a fair market value equal to the minimum amount required to be withheld.

Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for the Plan and any amendment to the Plan to the extent it desires that the amendments satisfy the requirements of Section 422 of the Code, or any other applicable rule or statute. No such amendment by the Board or shareholders may impair any award previously granted under the Plan without the written consent of the participant.

Term of the Plan. The Plan will continue in effect until May 21, 2019.

FEDERAL INCOME TAX CONSEQUENCES

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock. If at the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company.

Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a SAR. When the SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any common stock received upon the exercise.

Restricted Stock Units, Performance Shares and Performance Units. A participant will not have taxable income upon grant. Instead, he or she will recognize ordinary income at the time the shares are settled equal to the fair market value (on the settlement date) of the shares or cash received minus any amount paid for the shares.

Dividend Equivalents. A participant will recognize taxable income upon the payout of a dividend equivalent.

Deferred Stock Units. Typically, a participant will recognize employment taxes upon the vesting of a deferred stock unit and income upon its delivery. The participant may be subject to additional taxation, interest and penalties if the deferred stock unit does not comply with Section 409A of the Code.

Company Tax Deduction. The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Chief Executive Officer and to certain other highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include shareholder approval of the performance goals under the Plan, setting individual annual limits on each type of award, approving the material terms of the Plan and certain other requirements. The Plan has been designed to permit the Administrator to grant certain awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with such awards.

Code Section 409A. Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Code Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Code Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Code Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Code Section 409A. If an award is subject to and fails to satisfy the requirements of Code Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Code Section 409A fails to comply with Code Section 409A’s provisions, Code Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have reporting requirements with respect to such amounts, and will have certain withholding requirements.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A SERVICE PROVIDER MAY RESIDE.

Accounting Treatment. Under current accounting rules mandating expensing for all compensatory equity awards, including stock options, the Company recognizes compensation expense for all awards granted under the Plan. This will result in a direct charge to the Company’s reported earnings.

A full copy of the Plan is attached to this proxy statement as Appendix A.

Members of our Board and our executive officers have an interest in this proposal because they are eligible to receive awards under the Plan.

Number of Awards Granted to Employees, Consultants, and Directors

Except for the make-up and Annual and Initial Grants to our outside directors, subject to the annual numerical limits, the number of awards that an employee, director or consultant may receive under the Plan is in the discretion of the Administrator and therefore cannot be determined in advance. For a discussion regarding grants of stock options to non-employee directors, see Director Compensation.

Equity Compensation Plan Information

The following table provides information concerning our equity compensation plans as of December 31, 2008:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	3,767,567	$6.52	(1)	—	(2)
Equity compensation plans not approved by security holders (3)	232,000	$3.90		—

Total	3,999,567	$6.37		—

(1)	Weighted-average exercise price excludes 1,020,083 shares for restricted stock units with zero exercise price.

(2)	Our 1998 Stock Plan expired in May 2008. Therefore, no equity awards are available for grant under the 1998 Stock Plan.

(3)	Represents stock options that have been granted to employees outside of our 1998 Stock Plan, which options are represented by agreements substantially the same as agreements with respect to options under the 1998 Stock Plan and generally provide for a vesting period as determined by the Board and expire over terms not exceeding ten years from the date of grant.

Required Vote

The affirmative vote of the majority of the Votes Cast at the Annual Meeting will be required to approve Proposal Two.

Board Recommendation

The Board of Directors recommends a vote “FOR” approval of the 2009 Equity Incentive Plan. Unless you indicate otherwise, your proxy will vote “FOR” the proposal.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for its 2009 fiscal year and recommends that the shareholders vote for the ratification of such appointment. Deloitte & Touche LLP was appointed as the Company’s independent registered public accounting firm in December 2008, and audited the Company’s financial statements for the fiscal years 2007 and 2008.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will be permitted to make a statement if desired and will be available to answer appropriate questions. The Audit Committee has considered whether the services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu, and their respective subsidiaries and affiliates (collectively, “Deloitte”) are compatible with maintaining the independence of Deloitte and has concluded that the independence of Deloitte is maintained and is not compromised by the services provided.

We incurred the following fees to Deloitte associated with its audit of fiscal years 2008 and 2007 (in thousands):

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees	$4,801	$5,629
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$4,801	$5,629

Audit fees are for professional services rendered by Deloitte for the audit of the Company’s annual financial statements and the internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act for fiscal year 2008 and the audit of the financial statements for fiscal year 2007, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees consist of fees reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” The Company paid no audit fees in this category to Deloitte for the fiscal years ended December 31, 2008 and 2007.

Tax fees consist of fees for services related to tax compliance, tax advice and tax planning. The Company paid no fees in this category to Deloitte for the fiscal years ended December 31, 2008 and 2007.

All other fees consist of fees for services other than the services reported above. The Company paid no fees in this category to Deloitte for the fiscal years ended December 31, 2008 and 2007.

Required Vote

The affirmative vote of a majority of the Votes Cast at the Annual Meeting will be required to approve Proposal Three.

Board Recommendation

The Board of Directors recommends a vote “FOR” the appointment of Deloitte as the independent registered public accounting firm for the 2009 fiscal year. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed with management and Deloitte the audited financial statements for the year ended December 31, 2008, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Deloitte the matters required under Statement on Auditing Standard No. 114 (The Auditor’s Communication With Those Charged With Governance), and has received written communication as required by the PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) from Deloitte and has discussed with them their independence.

Based on the review and discussion referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved the Audit Committee’s recommendation, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Peter G. Hanelt, Chairman

Eugene A. Chaiken

James E. Ousley

Glenn E. Penisten

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion & Analysis

This section discusses the principles and objectives underlying our executive compensation policies and decisions, and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our “named executive officers” (those officers listed in the summary compensation tables, below) as of December 31, 2007 and December 31, 2008, and places in perspective the data presented in the tables and narrative that follow.

For purposes of annual cash variable compensation, we compared unaudited financial performance for each quarter of 2007 and 2008 against the financial plan for the particular quarter. Participants were paid a portion of their annual incentive based on achievement of their financial goals for that quarter relative to plan. We did not make interim payments for achievement above 100% of plan. After the close of the fiscal year and completion of our financial audit with respect to such year, financial performance for the year was compared to the financial plan for the year to determine the amount of incentive each executive earned due to financial performance (which occurred immediately prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008).

Compensation Philosophy and Guiding Principles and Objectives for Executive Compensation

We operate in an intensely competitive environment in which our success depends on assembling and maintaining a leadership team with the integrity, skills and dedication needed to manage a dynamic organization, and the vision to anticipate and respond quickly to market developments. We use our executive compensation program to help us meet these competitive challenges. As described below, portions of our executive compensation program have been designed to enable us to recruit and retain a group of executives who have the individual and collective abilities necessary to run our business successfully. Other portions of our compensation program are intended to focus our executives on achieving financial results that enhance the value of our shareholders’ investment. At the same time, we have structured the program to be flexible, so that we can meet the changing needs of our business over time.

Our overarching compensation philosophy is that our profit performance and execution must drive executive pay. In particular, we believe that rewards must reflect and reinforce our focus on financial management and bottom line performance. To this end, our executive compensation program is guided by the following three objectives:

1. We strive to link short-term rewards directly and substantially to measurable corporate and individual performance. Although we provide our executive officers with a competitive base salary, in order to motivate each of our executive officers to achieve his or her potential, certain components of our total cash compensation package are dependent on Company-wide or business unit profitability and individual performance, and are, therefore, at risk. Our annual variable cash compensation program primarily consists of our Management Incentive Plan and our Strategic Initiatives Plan. Each of our executive officers is eligible to participate in our Management Incentive Plan, which is designed to reward our executives for meeting and exceeding Company-wide and business unit quantitative financial and operational objectives, such as goals related to our pro forma earnings, pro forma EPS, net income, business unit pre-tax profit (“BU Profit”), operating contribution, return on equity (net income divided by shareholders’ equity) (“ROE”), return on invested capital or return on working capital (this metric is calculated by dividing working capital, which is accounts receivable plus inventory minus accounts payable, by pre-tax profit) (“ROWC”). The Management Incentive Plan also encourages executives to improve qualitative aspects of individual and Company performance by providing financial incentives upon the satisfaction of management objectives (“MBOs”). In addition, our senior executive officers who have global responsibility within our Company and, therefore, have considerable influence on our strategic direction and long-term results, are eligible to participate in our Strategic Initiatives Plan, which is designed to reward these executives for the achievement of specified strategic objectives. We believe that our approach of linking short-term rewards to measurable corporate and individual performance increases the likelihood that we will experience sustained profitability and generate greater shareholder value over time, while providing our executive officers with the opportunity to be suitably and significantly rewarded.

2. We seek to provide long-term rewards based on creating shareholder value. In addition to base salary and annual cash incentives, we utilize long-term equity incentives to motivate our executives to increase shareholder value. We have historically provided long-term equity incentives in the form of stock options and restricted stock units (“RSU”), although we often tie the granting of RSUs to achievement of goals related to financial performance. Meaningful equity opportunities are provided to those executive officers who are most responsible for driving our financial and operating results. Actual awards reflect individual performance and our goal to retain valued employees. Generally, as an executive officer’s responsibility and ability to impact our financial performance increases, the individual’s at risk performance-based compensation increases as a portion of his or her total compensation. Moreover, the ratio of long-term to short-term compensation increases proportionately with job responsibility. Ultimately, individuals with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if the goals are met or surpassed.

3. We strive to provide competitive compensation to attract, motivate and retain top talent. In order to attract, motivate and retain executives of outstanding ability, we establish salary levels and total compensation opportunities that are competitive with the market in which we compete for management talent. This supports our objective of attracting and retaining high-quality executives and ensures that the overall economic cost of compensation is reasonable and, therefore, sustainable in relation to our peers. The Compensation Committee of the Board (the “Compensation Committee”), which oversees our executive compensation program, worked with Compensia, Inc., an executive compensation consulting firm, in late 2007, to update and reaffirm our list of peer benchmark companies and to compare the level of compensation for our executives with executives holding similar positions at these peer benchmark companies.

The Compensation Committee has determined that it will utilize the services of an outside consultant to analyze executive compensation every other year. The Compensation Committee evaluates these three objectives regularly to ensure that they are consistent with our goals and needs. We believe that, by implementing these measures and programs, we are able to reinforce our goal of maintaining a results oriented culture that provides above-target rewards only when performance is also above-target. Thus, we believe that the interests of our executives are directly aligned with those of our shareholders, as the financial success of both is contingent upon performance.

Oversight and Authority over Executive Compensation

The responsibility for matters relating to our executive compensation program has been delegated by the Board to the Compensation Committee, which is comprised of three independent directors, each of whom satisfies the definition of “independence” as set forth in the Marketplace Rules of The NASDAQ Stock Market. The members of the Compensation Committee as of May 31, 2009 were David M. Ernsberger, Chairman, Gordon A. Campbell and Mark L. Sanders.

Our compensation structure is designed so that W. Donald Bell, our President and Chief Executive Officer, evaluates the performance of each of our other executive officers, including the named executive officers (other than himself), and works with the Compensation Committee to help set the compensation for each of them. The Compensation Committee has the authority to adjust Mr. Bell’s recommendations as it deems appropriate after evaluating all of the information that the Compensation Committee believes is relevant to implementing the guiding objectives for compensation programs discussed above. In 2007 and 2008, the Compensation Committee approved substantially all of Mr. Bell’s recommendations regarding the compensation of the other executive officers. Mr. Bell does not give recommendations regarding his own salary or performance. Rather, the Compensation Committee determines his compensation after discussing with him his performance against his written goals for the year. In addition, the Compensation Committee is responsible for reviewing and recommending the compensation elements to the full Board for the non-employee members of our Board.

Peer Group and Benchmarking

The Compensation Committee worked with Compensia in late 2007 to review and make recommendations regarding our executive compensation program, including a review of the guiding objectives and the completion of a detailed competitive total direct compensation assessment. As part of this analysis, the Compensation Committee selected peer benchmark companies by identifying IT distributors, contract manufacturers and broad-based high-tech suppliers that had revenues between one-quarter and four times the level of our revenues. These peer benchmark companies were:

IT Distributors	Contract Manufacturers	Broad-Based High-Tech Suppliers
Arrow Electronics, Inc. *	Benchmark Electronics, Inc.	Advanced Micro Devices, Inc. *
Avnet, Inc.	Jabil Circuit, Inc.	Applied Materials, Inc. *
CDW Corporation *	Plexus Corp.	EMC Corporation *
Insight Enterprises, Inc. *	Sanmina-SCI Corporation	LSI Corporation *
PC Connection, Inc.		Network Appliance, Inc. *
SYNNEX Corporation *		SanDisk Corporation *
Seagate Technology *
Sun Microsystems, Inc. *
Western Digital Corporation *

*	Denotes the custom data sort of the Company’s peers, as discussed in the paragraph below.

In 2007, we benchmarked our executive compensation practices for our CEO and other named executive officers by evaluating the base salary, annual incentive awards and long-term incentives provided to our executives against these peer benchmark companies. We extracted the data from publicly available sources, including information contained in the proxy statements of these companies. In addition to analyzing the publicly available data for our peer benchmark companies, we also reviewed the results of the Radford September 2007 High Technology Industry Survey, which included a custom data sort of 13 of our 19 peer benchmark companies, and the Radford September 2007 High Technology Industry International Compensation Survey. We then compared the actual base salary and annual cash incentives for our executive officers to those of our peer benchmark companies.

The Compensation Committee targets cash and equity compensation for our named executive officers at the median of our peer benchmark companies. The benchmark analysis showed that, with respect to 2007 base salaries, our CEO and other named executive officers had a collective salary that was 101% of the 50th percentile of our peer benchmark companies. In other words, the collective base salaries of our named executive officers were 1% above the median level of our peer benchmark companies. The total target cash compensation (base salary plus bonus opportunity) of our named executive officers was at the 50 percentile of the total target cash compensation of the benchmark companies. We did not analyze the compensation practices of the benchmark companies during 2008 as it has been the compensation Committee’s practice to conduct this analysis every other year.

Elements of Executive Compensation Program

We have developed an executive compensation program consisting of four main elements: (1) base salary, (2) annual variable cash compensation, (3) long-term equity incentives and (4) other compensation and benefits, each of which is detailed below. We view the components of compensation as related but distinct, as we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. Each element is intended to reward and motivate executives in different ways consistent with our overall guiding objectives for compensation. For example, in order to foster our belief in creating shareholder value, we provide long-term equity incentives that will encourage key executives to work to create lasting revenue and earnings growth. Similarly, we use annual variable cash compensation to motivate and reward executives for improvements to short-term organizational profits and other strategic objectives. The principles that total compensation should increase with position and responsibility, and that compensation should be tied to performance, are reflected by the fact that a portion of each element of our executive compensation program varies with position, level of responsibility and achievement of individual and Company performance targets.

Base Salary

We seek to provide our executive officers and other key executives with a base salary targeted at the median range of salary levels for equivalent positions at our peer benchmark companies in order to balance our ability to attract high performing individuals with our desire to keep compensation expenses in line with other companies. In setting base salaries each year, the Compensation Committee also considers the scope of responsibility for each position, individual contributions during the preceding year, changes in position or responsibility, internal equity for established pay levels, business factors and changes in our strategies and philosophies. Each executive officer’s actual salary ultimately depends on the individual’s performance, responsibilities, experience, leadership and potential future contribution.

The base salaries for our named executive officers in 2007 were as shown in the Summary Compensation Table. Except for Messrs. Illson and Sturgeon, the base salaries for our named executive officers in 2007 remained unchanged from the salaries in effect at the end of 2006. In 2002, when Mr. Illson was hired by the Company, his initial compensation was reduced by $15,000 to pay for his commuting and lodging expenses associated with his travel to and from his home in Southern California and his office in Northern California. In July 2007, the $15,000 was added back to his base salary, thus increasing his salary from $450,000 per year to $465,000 per year. In the case of Mr. Sturgeon, his annual base salary was increased in 2007 by $15,000 from $215,000 to $230,000 to recognize his assumption of responsibility for operations outside of North America. As a result of the benchmarking analysis conducted in 2007, it was determined that the base salaries for Messrs. Bell, Illson, Meyer, Jacquet, Sturgeon and Watt were 88%, 104%, 89%, 89%, 81% and 165%, respectively, of the 50th percentile of the base salaries of executives holding comparable positions at our peer benchmark companies. The Compensation Committee determined not to change the base salaries of these executive officers for 2008.

Annual Cash Variable Compensation

Our annual variable cash compensation program consists of our Management Incentive Plan and our Strategic Initiatives Plan. In addition, the Compensation Committee has the authority to award discretionary bonuses when they believe it is appropriate. The goal of our annual cash variable compensation program is to link short-term rewards directly and substantially to measurable corporate and individual performance.

Management Incentive Plan

We designed the Management Incentive Plan to provide cash incentives to our named executive officers and other key executives, based on the achievement of certain financial objectives, as well as individual performance goals. We believe it is important to provide cash incentives to motivate our executive officers and other key executives to attain specific short-term performance objectives that, in turn, further our long-term objectives. This plan ensures that a significant portion of each executive’s cash compensation is at risk and payable only when our shareholders have also benefited from their efforts. The Compensation Committee, upon the recommendation of our Chief Executive Officer, is responsible for approving the annual Company-wide financial and individual goals under the Management Incentive Plan and establishing target incentive levels that will cause total compensation for each executive position to be in the median range of total compensation levels for equivalent positions at our peer benchmark companies.

A portion of the available award under the Management Incentive Plan is conditioned upon the achievement of Company financial objectives. As determined by the Compensation Committee, the financial objectives may be one or more of the following:

•	Pro forma earnings per share (“EPS”);

•	Pro forma net income;

•	BU Profit;

•	Operating contribution;

•	ROE;

•

Return on invested capital (at the business unit level, this metric is calculated by dividing investments and intercompany loans by pre-tax profit; at the corporate level, after-tax profit is used instead of pre-tax profit); or

•	ROWC.

The remaining portion of the target incentive amount is conditioned upon the achievement of individual MBOs that vary among our executives based on their position. Each executive must submit his or her individual MBOs in writing at the beginning of the year. The submission must include a statement of the objective, the delivery date and the expected result. If there is more than one objective, each objective will be weighted equally unless the objective states otherwise. For 2007 and 2008, Mr. Bell reviewed and approved of each of the other named executives’ MBOs prior to their submission to the Compensation Committee. The Compensation Committee approved the MBOs of Mr. Bell and the other named executives.

For 2007, the Management Incentive Plan was an annual plan with possible payments to participants at the end of each fiscal quarter once financial results for the quarter had been finalized. We compared unaudited financial performance for the quarter against the financial plan for the quarter. Participants were paid a portion of their annual incentive based on achievement of their financial goals for that quarter relative to plan; however, we did not make interim payments for achievement above 100% of plan. After the close of the fiscal year and completion of our financial audit with respect to such year, financial performance for the year was compared to the financial plan for the year to determine the amount of incentive each executive earned due to financial performance (which occurred immediately prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008). The total incentives earned for the year based on an achievement of financial goals and completion of MBOs, less the amount of quarterly payments, was made to the participants following approval by the Compensation Committee. In the event the year-end reconciliation indicates an overpayment, because a goal was met for a particular quarter, but not the full year, we do not generally require reimbursement from the participant; however, that overpayment generally would be offset by any other sums due under the Management Incentive Plan for that year.

For 2008, the Management Incentive Plan operated in a similar manner to the 2007 plan, except that the Compensation Committee modified the plan to provide for a separate first half plan that allowed for possible payments at the end of the first quarter and a final reconciliation at the end of the first half, and a second-half plan that allowed for possible payments at the end of the third quarter and a final reconciliation at the end of the second half.

Typically, incentive payouts are in the form of cash. However, the Compensation Committee has discretion to make payments in cash, RSUs or a combination thereof.

For 2007, actual performance with respect to the EPS, BU Profit and ROWC goals resulted in payouts dependent on the percentage of achievement of such financial objectives, as shown here:

Percentage of Financial Metric Achieved	Percentage of Incentive Earned (1)
Less than 80%	0%
80%	25%
90%	50%
100%	100%
Greater than 100%	Same percentage as overachievement of financial metrics

(1)	Use straight-line interpolation between metrics for calculations above 80% and below 100% achievement.

In mid-2007, the Compensation Committee determined that it was appropriate to change the payout calculation chart to reflect a greater amount of incentive for achieving above 80% but below 100% of the financial metrics and allowed for payments of up to 200% of the target incentive for achievement that was 150% or above of the targeted financial performance. The Compensation Committee modified the payout percentages for the third and fourth quarters of 2007 as shown here:

Percentage of Financial Metric Achieved	Percentage of Incentive Earned (1)
Less than 80%	0%
80%	50%
100%	100%
150% or greater	200%

For 2008, the Compensation Committee adopted the following payout calculation chart:

Percentage of Financial Metric Achieved	Percentage of Incentive Earned (1)
Less than 80%	0%
80%	50%
100%	100%
150% or greater	200%

(1)	Use straight-line interpolation between metrics.

The following tables show, for each named executive officer, his target incentive opportunity for each component of the Management Incentive Plan for 2007 and 2008:

2007

	EPS	BU Profit	ROWC	MBOs	Total Target Award
W. Donald Bell	$253,000	—	$253,000	$126,500	$632,500
James E. Illson	108,000	—	108,000	54,000	270,000
William E. Meyer (1)	40,174	—	40,174	20,087	100,434
Richard J. Jacquet	22,200	—	22,200	66,600	111,000
Robert J. Sturgeon	—	25,000	50,000	50,000	125,000
Graeme Watt (2)	—	114,000	114,000	57,000	285,000

(1)	Mr. Meyer’s target incentive for 2007 was prorated from his August 6, 2007 hire date. The Compensation Committee determined, as part of his offer of employment, that Mr. Meyer’s incentive compensation for 2007 would be paid at 100% of target, regardless of financial results.

(2)	All amounts for Mr. Watt have been converted from British pounds to U.S. dollars using an exchange rate of $2.00/£1.00, which was the average British pound to U.S. dollar exchange rate during 2007.

2008

	EPS	BU Profit	ROWC	MBOs	Total Target Award
W. Donald Bell	$253,000	—	$253,000	$126,500	$632,500
William E. Meyer (1)	80,000	—	80,000	40,000	200,000
James E. Illson	108,000	—	108,000	54,000	270,000
Andrew S. Hughes (2)	24,000	—	24,000	72,000	120,000
Richard J. Jacquet	22,200	—	22,200	66,600	111,000
Graeme Watt (3)	—	66,262	66,262	132,525	265,050

(1)	Mr. Meyer was asked to devote the majority of his time on the restatement of the Company’s financial statements, and not on the Company’s financial objectives for 2008. Therefore, the Compensation Committee determined that Mr. Meyer’s incentive compensation for 2008 would be paid at 100% of target, regardless of financial results.

(2)	Mr. Hughes was asked to devote the majority of his time on the restatement of the Company’s financial statements, and not on the Company’s financial objectives for 2008. Therefore, the Compensation Committee determined that Mr. Hughes’ incentive compensation for 2008 would be paid at 100% of target, regardless of financial results.

(3)	In conjunction with Mr. Watt’s pending relocation from the U.K. to the U.S., the Compensation Committee made a one-time £4,500 adjustment to his second half management incentive. Additionally, for 2008 only, the Compensation Committee approved a one-time change in Mr. Watt’s incentive plan mix of performance metrics from 40% pre-tax profit performance, 40% ROWC performance, and 20% MBOs to 25% pre-tax profit performance, 25% ROWC performance, and 50% MBOs. All amounts for Mr. Watt have been converted from British pounds to U.S. dollars using an exchange rate of $1.86/£1.00, which was the average British pound to U.S. dollar exchange rate during 2008.

The Company was unable to complete our audited financial statements for the years ended December 31, 2008 and 2007 in a timely manner because of issues related to the investigations that led to the restatement of the Company’s historical financial statements. As a result, the time necessary to complete the financial statements for 2007 took significantly longer than initially anticipated. Because of concerns regarding employee morale and related retention issues, the Compensation Committee decided in mid-2008 to make incentive payments for 2007, and other periods, to participants in the Management Incentive Plan, including our named executive officers. In determining these award payments, the Compensation Committee reviewed the then-available preliminary financial statements for 2007. In addition, due to the significant delay in the payment of incentive awards, the Compensation Committee approved additional payments in the nature of interest at a rate of three percent per annum from the date the 2007 awards typically would have been paid to the actual date of the payments. The Compensation Committee also determined to review these incentive awards again following the completion of the Company’s consolidated financial statements for 2007.

When the Company’s financial statements for 2007 were completed (which occurred immediately prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008), the Compensation Committee determined that payments related to the Company’s 2007 financial performance were made to certain employees, including to Mr. Watt, one of our named executive officers, in excess of the amounts earned under the 2007 Management Incentive Plan, resulting in an overpayment. Based upon these final financial results, Mr. Watt received an overpayment of £129,156, plus £699 in interest ($189,588 in the aggregate using an exchange rate of $1.46/£1.00 as of December 31, 2008). The Compensation Committee expects that it will review Mr. Watt’s award within 60 days of the filing of our Annual Report on Form 10-K for the year ended December 31, 2008 to determine what action to take, if any. When the Company’s financial statements for 2008 were completed (which occurred immediately prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008), the Compensation Committee determined that no payments related to the Company’s 2008 financial performance to our named executive officers were in excess of the amounts earned under the 2008 Management Incentive Plan.

Payments were made in April 2008 and in March 2009 related to the achievement of individual MBOs for 2007 and 2008, respectively, as those amounts were not dependent on the Company’s consolidated financial results.

The following tables show for 2007 and 2008, the amount each named executive officer earned for each component of the Management Incentive Plan, as well as the total compensation he earned under the Management Incentive Plan and the percentage this represents of his target incentive.

2007

	EPS	BU Profit	ROWC	MBOs	Total Earned	% of Target
W. Donald Bell	$—	$—	$—	$93,820	$93,820	14.8%
James E. Illson	—	—	—	28,404	28,404	10.5%
William E. Meyer (1)	40,174	—	40,174	20,087	100,434	100%
Richard J. Jacquet	—	—	—	58,275	58,275	52.5%
Robert J. Sturgeon	—	—	63,158	38,400	101,558	81.2%
Graeme Watt (2)	—	119,188	139,120	57,000	315,308	110.6%

(1)	Mr. Meyer’s annual incentive compensation was prorated from his hire date. The Compensation Committee determined, as part of his offer of employment, that his annual incentive compensation would be paid at 100% of target for 2007.

(2)	All amounts for Mr. Watt have been converted from British pounds to U.S. dollars using an exchange rate of $2.00/£1.00, which was the average British pound to U.S. dollar exchange rate during 2007.

2008

	EPS	BU Profit	ROWC	MBOs	Total Earned	% of Target
W. Donald Bell	$—	$—	$—	$104,363	$104,363	16.5%
William E. Meyer (1)	80,000	—	80,000	40,000	200,000	100%
James E. Illson (2)	—	—	—	50,000	50,000	18.5%
Andrew S. Hughes (3)	24,000	—	24,000	72,000	120,000	100%
Richard J. Jacquet	—	—	—	61,938	61,938	55.8%
Graeme Watt (4)	—	—	—	109,089	109,089	41.2%

(1)	Mr. Meyer was asked to devote the majority of his time on the restatement of the Company’s financial statements, and not on the Company’s financial objectives for 2008. Therefore, the Compensation Committee determined that Mr. Meyer’s incentive compensation for 2008 would be paid at 100% of target, regardless of financial performance.

(2)	Mr. Illson’s MBO payment was negotiated as part of the separation agreement he and the Company entered into with respect to his termination from the Company.

(3)	Mr. Hughes was asked to devote the majority of his time on the restatement of the Company’s financial statements, and not on the Company’s financial objectives, for 2008. Therefore, the Compensation Committee determined that Mr. Hughes’ incentive compensation for 2008 would be paid at 100% of target, regardless of financial performance.

(4)	All amounts for Mr. Watt have been converted from British pounds to U.S. dollars using an exchange rate of $1.86/£1.00, which was the average British pound to U.S. dollar exchange rate during 2008.

In 2008, the Compensation Committee set the bonus opportunity parameters for each of our named executive officers after review of the compensation analysis completed by its third-party consultant, Compensia, along with the input of Mr. Bell for all executive officers other than himself.

In 2008, Messrs. Bell’s and Jacquet’s bonus opportunity for financial metrics was based on a corporate EPS target of $0.22 for the first half and $0.365 for the second half, and a ROWC target of 2.20% for the first half and 3.51% for the second half. Mr. Watt’s bonus opportunity for financial metrics was based on a European pretax profit target of £3.34 million ($6.21 million using the average exchange rate for 2008 of $1.86/£1.00) for the first half and £4.90 million ($9.11 million using the average exchange rate for 2008 of $1.86/£1.00) for the second half, and a Europe ROWC target of 3.17% for the first half and 4.84% for the second half. In 2008, we achieved a corporate EPS of $0.53 in the first half and $(1.79) in the second half, and a ROWC of (3.27)% for the first half and (14.74)% for the second half. For Europe, the pretax profit (loss) achieved was £0.36 million ($0.67 million using the average exchange rate for 2008 of $1.86/£1.00) for the first half and £(6.77) million ($(12.59) million using the average exchange rate for 2008 of $1.86/£1.00) for the second half and ROWC of 0.40% for the first half and (11.09)% for the second half.

In 2007, the bonus opportunity for Messrs. Bell, Illson and Jacquet with respect to financial metrics was based on a corporate EPS target of $0.69 and a ROWC target of 7.75%. Mr. Sturgeon’s bonus opportunity for financial metrics was based on an Americas pretax profit target of $41.38 million and a North America ROWC target of 8.85%. Mr. Watt’s bonus opportunity for financial metrics was based on a European pretax profit target of £7.06 million ($14.12 million at the average exchange rate for 2007 of $2.00/£1.00) and a Europe ROWC target of 6.68%. In 2007, we achieved a corporate EPS of $(2.24) and a ROWC of (13.43)%. For the Americas, we achieved a pretax profit of $(25.41) million and in North America an ROWC of 10.21%. For Europe, the pretax profit achieved was £(13.05) million ($26.10 million at the average exchange rate for 2007 of $2.00/£1.00) and ROWC of (13.71)%.

With respect to MBOs for our named executive officers in 2008, an average of 87% of all objectives were deemed completed by Mr. Bell and such determinations were ratified by the Compensation Committee. In 2007, an average of 76% of all MBOs for our named executive officers were deemed completed by Mr. Bell and such determinations were ratified by the Compensation Committee.

Strategic Initiative Plan

Our senior executive officers, who have global responsibility within our Company and, therefore, have considerable influence on our strategic direction and long-term results, are eligible to participate in our Strategic Initiatives Plan. The Strategic Initiatives Plan is designed to reward these executives for the achievement of specific strategic objectives. As with our Management Incentive Plan, we believe it is important to provide annual cash incentives under the Strategic Initiatives Plan to motivate our executive officers to attain specific strategic objectives that, in turn, further our long-term objectives. In addition, awards under the Strategic Initiatives Plan increase the earning potential of the participating executive officers and are, therefore, important for attracting and retaining key executives.

During 2007, Messrs. Bell, Illson and Jacquet, and, during 2008, Messrs. Bell, Jacquet and Watt, were each eligible to receive awards under the Strategic Initiatives Plan. The objectives under the Strategic Initiatives Plan generally relate to the improvement of certain business units, strengthening of the organization, strengthening internal financial controls and enhancement of shareholder value. These objectives are formulated by Mr. Bell and are approved by the Compensation Committee. Any payments under the Strategic Initiatives Plan are approved by the Compensation Committee.

2007 Strategic Initiative Plan Objectives. In 2007, Mr. Bell’s target incentive under the Strategic Initiative Plan was $375,000. Payment of the target incentive was contingent upon Mr. Bell’s achievement of strategic objectives, which were equally weighted and pertained to: (1) building a strong financial organization with processes and long-term effectiveness; (2) growing our strategic businesses; (3) positioning the Company with the right culture and management; and (4) enhancing the contributions of our European business unit. Mr. Bell earned a total of $295,875, or 79%, for his accomplishments in achieving these objectives.

In 2007, Mr. Illson’s target incentive under the Strategic Initiative Plan was $200,000. Payment of the target incentive was contingent upon Mr. Illson’s achievement of strategic objectives, which were weighted as shown below and pertained to: (1) strengthening the financial organization and filling several key financial positions (weight: 50%); (2) growing the profitability of our value-added reseller businesses (weight: 16.7%); (3) growing the strategic distribution businesses (weight: 16.7%); and (4) positioning the Company strategically in terms or our capital structure (weight: 16.6%). Mr. Illson earned a total of $110,833, or 55%, for his accomplishments in achieving these objectives.

In 2007, Mr. Jacquet’s target incentive under the Strategic Initiative Plan was $150,000. Payment of the target incentive was contingent upon Mr. Jacquet’s achievement of strategic objectives, which were weighted as shown below and pertained to: (1) addressing deficiencies identified in audits of the Company, including recruiting persons to fill a number of key financial positions (weight: 60%); (2) working closely with division presidents to strengthen management of several key functions (weight: 20%); and (3) reducing the Company’s overall voluntary employee turnover through improved employee communication and other employee relations programs (weight: 20%). Mr. Jacquet earned a total of $90,000, or 60%, for his accomplishments in achieving these objectives.

2008 Strategic Initiative Plan Objectives. In 2008, Mr. Bell’s target incentive under the Strategic Initiative Plan was $300,000. Payment of the target incentive was contingent upon Mr. Bell’s achievement of strategic objectives, which were equally weighted and pertained to: (1) bringing the Company back into full and timely compliance with SEC filing requirements and continuing to strengthen the financial organization; (2) leading the Company through the current audit, investigation and delisting to ensure a continuity of business and maintaining effective relationships with suppliers, customers, shareholders and employees; and (3) leading the establishment and implementation of the Company’s strategic objectives and effectively managing our banking and credit availability necessary to support our ongoing business. Mr. Bell earned a total of $255,000, or 85%, for his accomplishments in achieving these objectives. However, Mr. Bell’s incentive payment of $255,000 was reduced by $159,091 for a net payment of $95,909. The reduction was due to an overpayment of 2006 incentives previously made to Mr. Bell. This reduction represents 50% of the overpayment. The remaining amount of the overpayment will be considered when future incentives are earned.

In 2008, Mr. Jacquet’s target incentive under the Strategic Initiative Plan was $150,000. Payment of the target incentive was contingent upon Mr. Jacquet’s achievement of strategic objectives, which were weighted as shown below and pertained to: (1) providing the leadership and assistance to lead the organization through the various employee issues associated with the audit, investigation, delisting, stock price decline and personnel actions (weight: 57%); (2) recruiting and staffing a number of critical positions (weight: 24%); and (3) partnering with the CEO, CFO and General Counsel to update and improve specific corporate governance programs in the Company (weight: 19%). Mr. Jacquet earned a total of $140,571, or 94%, for his accomplishments in achieving these objectives. However, Mr. Jacquet’s incentive payment of $140,571 was reduced by $7,627 for a net payment of $132,944. The reduction was due to an overpayment of 2006 incentives previously made to Mr. Jacquet. This reduction represents 50% of the overpayment. The remaining amount of the overpayment will be considered when future incentives are earned.

In 2008, Mr. Watt’s target incentive under the Strategic Initiative Plan was $200,000. Payment of the target incentive was contingent upon Mr. Watt’s achievement of strategic objectives, which were equally weighted and pertained to: (1) managing the worldwide distribution businesses through the audit, investigation and delisting and maintaining effective relationships with our suppliers, customers and employees; (2) establishing the role of the President, Worldwide Distribution and making material contributions to the Company; (3) making significant progress in growing the profitability of Continental Europe; and (4) implementing specific global programs to grow gross profit, operating profit and ROWC in the worldwide distribution businesses. Mr. Watt earned a total of $180,000, or 90%, for his accomplishments in achieving these objectives.

Discretionary Bonuses

The Compensation Committee has the authority to award discretionary bonuses to our executives when they believe it to be appropriate. Mr. Meyer was awarded a $50,000 hire-on bonus in August 2007. There were no discretionary bonus payments made to our named executive officers for 2008.

Long-Term Equity Incentives

We utilize long-term equity incentives to ensure that our executive officers have a continuing stake in our long-term success and to align their interests with the interests of our shareholders. We have historically provided long-term equity incentives in the form of stock options and RSUs, although we generally tie the granting of RSUs to our achievement of specific financial-related goals. Meaningful equity opportunities are provided to those executive officers who are most responsible for driving our financial and operating results. Actual awards reflect individual performance and retention objectives. In determining the number of stock options and/or RSUs to be granted, the Compensation Committee reviews each executive officer’s individual performance and outstanding equity awards and analyzes the retention value of the unvested stock options and/or RSUs. Generally, as an executive officer’s responsibility and ability to impact our financial performance grows, the individual’s at-risk, performance-based compensation increases as a portion of his or her total compensation. Moreover, the ratio of long-term to short-term compensation increases proportionately with job responsibility. Ultimately individuals with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if the goals are met or surpassed. Although the award of stock options and RSUs may accumulate sizeable value over time, we believe that the expected benefit to us and our shareholders outweigh the cost. We believe that the reward is an appropriate motivational tool and is necessary to retain critical team members for our Company.

In the past, we have made stock option grants to executives in connection with their joining the Company, and both awards of stock options and RSUs to our named executive officers in recognition of ongoing individual contributions to our performance. We do not have a policy that provides for automatic grants of stock options or RSUs to executive officers.

In May 2008, our 1998 Stock Plan expired. As a result, we are presently unable to make any stock-based compensation awards. At our annual meeting in 2009, we intend to ask our shareholders to approve a new equity incentive plan.

Stock Options

Stock options granted under our 1998 Stock Plan generally have a term of five years and vest at a rate of 25% on each anniversary of the grant date. The deferred vesting of stock options is designed to create an incentive for the executive to remain employed with us and build shareholder value. Accordingly, an executive is rewarded only if our shareholders receive the benefit of appreciation in the price of our common stock. We believe this promotes our executive compensation philosophy of providing longterm rewards based on creating shareholder value.

In July 2007, we granted Mr. Hughes an option to purchase 70,000 shares of our common stock at an exercise price of $6.13 per share. In August 2007, we granted Mr. Meyer an option to purchase 225,000 shares of our common stock at an exercise price of $5.15 per share. The stock option grants have a term of five years and vest at a rate of 25% on each anniversary of the grant date. These options were granted by our Compensation Committee when Mr. Hughes and Mr. Meyer were hired by the Company.

In January 2008, we granted Messrs. Hughes, Meyer and Watt an option to purchase 20,000, 30,000 and 60,000 shares, respectively, of our common stock at an exercise price of $5.90 per share. The stock option grants have a term of five years and vest at a rate of 25% on each anniversary of the grant date.

Restricted Stock Units

Our 1998 Stock Plan also enabled the Compensation Committee to award RSUs to our executive officers. RSUs are contractual rights that entitle the recipient to receive one share of our common stock per unit once the RSU has vested. In general, RSUs granted to our executive officers vest on the basis of length of service, the attainment of performance-based milestones or a combination of both, as determined by the Compensation Committee. RSUs granted to our executive officers typically vest at a rate of 25% on each anniversary of the grant date. As with stock options, the deferred vesting of RSUs is designed to create an incentive for the executive to remain employed with us and build shareholder value.

We often tie the grant of RSUs to our achievement of financial-related goals. During 2007, there were no RSUs granted to any of the named executive officers.

In January 2008, Messrs. Hughes, Meyer and Watt were granted RSUs, in the amounts of 15,000, 25,000 and 40,000, respectively. The vesting of these RSUs was initially based on the Company achieving its 2008 annual operating plan, with 50% vesting immediately and the remaining 50% vesting 12 months later. In May 2008, the Compensation Committee elected to change the vesting requirement to be based solely on length of service so that 50% of the award would vest in March 2009 and the remaining 50% in March 2010. In February 2009, the Compensation Committee decided to further extend the vesting requirement for the awards that would vest in March 2009 to August 2009, at the option of the named executive officers. Mr. Hughes elected to not change the vesting date and his RSUs vested in March 2009. Mr. Meyer and Mr. Watt elected to extend the vesting of their RSUs from March 2009 to August 2009.

In May 2008, the Compensation Committee granted RSUs to Messrs. Hughes, Jacquet, Meyer and Watt to strengthen the retention value of each executive’s outstanding equity awards. The total number and vesting of these RSUs is as follows:

	Shares Vested on 5/20/09	Shares Vesting on 8/28/09	Shares Vesting on 1/29/10	Shares Vesting on 5/20/10	Total RSUs Granted
Mr. Hughes	9,854	—	—	9,854	19,708
Mr. Jacquet	5,000	—	21,500	5,000	31,500
Mr. Meyer	—	10,000	42,500	10,000	62,500
Mr. Watt	—	20,000	42,500	20,000	82,500

In addition to the RSUs that were granted to certain named executive officers in December 2008 to improve employee retention, Mr. Hughes was given an additional cash retention incentive of $100,000 that will be payable to him if he is an active employee of the Company on December 31, 2009.

Other Elements

Deferred Compensation

We have adopted certain broad-based employee benefit plans, in which all employees, including our named executive officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. Under our Section 401(k) plan, which is a defined contribution plan qualified under the Internal Revenue Code, participants, including our named executive officers who reside in the United States (which includes all of our named executive officers, other than Mr. Watt), can contribute a percentage of their annual compensation. In addition, we make a matching contribution; subject to a maximum of $2,000. For 2007, each of Messrs. Bell, Illson and Jacquet received the maximum matching contribution, and Mr. Sturgeon received a matching contribution of $817. Messrs. Meyer and Watt did not participate in the plan in 2007 and were not eligible for a matching contribution. For 2008, each of the named executive officers, except Mr. Watt, received a matching contribution of $2,000.

Pension Benefits

Effective July 1, 2002, the Board adopted a Supplemental Executive Retirement Program (the “SERP”), as amended in November 2007. Mr. Bell is, and has been, the only participant in the SERP. In 2005, in lieu of granting Mr. Bell additional stock options, the Board increased Mr. Bell’s annual benefit under the SERP from $250,000 per year to $450,000 per year. The SERP is intended to retain Mr. Bell as our Chief Executive Officer and provide supplemental income benefits to Mr. Bell upon his retirement, or to his survivors upon his death. The SERP is funded by way of Company-owned life insurance policies on the lives of Mr. Bell and other key current and former employees. While the payments due under the SERP are an obligation of the Company, we believe that the proceeds from these life insurance policies will be sufficient to cover, over time, the full cost of the benefits provided, plus the cost of the life insurance premiums.

Personal Benefits and Perquisites

We do not grant our named executive officers significant perquisites. However, we believe that benefits and perquisites are sometimes necessary in order to attract and retain talent. We have assessed competitive market factors to determine appropriate benefit levels. In addition to our Section 401(k) plan described above, our U.S.-based executive officers are eligible to participate in our health, dental and vision plans, life insurance and long- and short-term disability insurance plans, and each of the other benefit plans that we offer to our other U.S.-based employees. These are the same plans that all full-time U.S.-based employees are offered and our executive officers do not receive any different level of benefits.

Messrs. Jacquet and Sturgeon are participants in the executive death benefit program. Mr. Illson was also a participant in the program until his termination in 2008. In the event of a participant’s death while employed by the Company, this program provides each participant’s beneficiary a benefit of $250,000 payable in equal installments over five years.

While the payments due under the executive death benefit program are an obligation of the Company, we believe that the proceeds from Company-owned life insurance policies maintained on the executive will be sufficient to cover, over time, the full cost of the benefits provided plus the cost of the insurance premiums.

Pursuant to Mr. Watt’s employment agreement, in each of 2007 and 2008, the Company paid Mr. Watt £12,000 ($24,000 using an average exchange rate of $2.00/£1.00 during 2007 and $22,320 using an average exchange rate of $1.86/£1.00 during 2008) for the purchase and contribution of a private pension plan. Also, during 2007, the Company contributed £23,280 ($46,560 using an average exchange rate of $2.00/£1.00 during 2007) and, during 2008, £23,280 ($43,301 using an average exchange rate of $1.86/£1.00 during 2008) to Mr. Watt’s private life insurance and income protection plans.

In 2007, Messrs. Bell, Hughes, Illson and Meyer received a car allowance in the amount of $300 per month, and Mr. Watt received a car allowance in the amount of £500 per month (using an exchange of $2.00/£1.00 for 2007). In 2008 these car allowances continued except that Mr. Illson’s allowance stopped upon his termination date in August 2008.

In February 2007, the Compensation Committee authorized that Mr. Bell’s annual allowance for tax preparation and estate planning be increased from $5,000 per year to $15,000 per year. In 2007 and 2008, Messrs. Illson, Jacquet, Meyer and Sturgeon received an annual allowance for tax preparation and estate planning of up to $1,500.

Because of Mr. Bell’s extensive travel schedule, he is authorized to have his spouse accompany him on up to five trips per year, at the Company’s expense, and on any trips where he is required to be away from home for three or more consecutive weekends. Effective in September 2007, the Compensation Committee approved a policy reaffirming this practice for Mr. Bell, and extended the policy to allow the spouses of certain other Company executives, including the named executive officers, to have their spouse accompany them on up to two trips per year that are in addition to trips where the spouse is expected to attend. In 2007, the Company reimbursed Mr. Bell $61,293 for these travel-related expenses. Also during 2007, we reimbursed Messrs. Illson, Jacquet, Sturgeon and Watt $7,236, $9,236, $9,057 and $375, respectively, for their spouses’ travel. In 2008, Mr. Bell was reimbursed $44,627 for spousal travel, and Messrs. Hughes, Illson, Jacquet and Watt were reimbursed $2,602, $766, $3,703 and $16,751, respectively, for spousal travel.

During the first half of 2007, we reimbursed Mr. Illson $13,938, which was grossed up for tax purposes by an additional $11,755, for payment of his travel and lodging expenses associated with his commute from his home in Southern California and his office in Northern California. This reimbursement practice ceased effective July 1, 2007.

Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and the next four most highly compensated officers (excluding the principal financial officer) who were serving as executive officers as of the last day of the applicable year.

There is an exemption from the $1 million limitation for performance-based compensation that meets certain requirements. All grants of stock options under our 1998 Stock Plan were intended to qualify for this exemption. Grants of RSUs under our 1998 Stock Plan may qualify for the exemption if vesting is contingent on the attainment of objectives based on the performance criteria set forth in the plan and if certain other requirements are met. Grants of RSUs that vest solely on the basis of length of service cannot qualify for the exemption. Our current cash incentive plan is not designed to qualify for the exemption.

To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may be limited by Section 162(m), the increased amount of income tax is not significant. The Compensation Committee generally intends to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under Section 162(m); however, the Compensation Committee may determine that such compliance in a given circumstance would not be in our best interests or those of our shareholders.

Employment and Change in Control Agreements

In March 2009, we entered into a new employment agreement with Mr. Bell. The agreement has a two-year term and automatically renews for one-year periods thereafter. In addition to establishing his salary, incentives and other benefits, the agreement provides for a non-solicitation covenant for a period of one year following his termination from the Company. In the event he is terminated by the Company for reasons other than cause, he will receive severance benefits equal to two times his annual base salary. In the event there is a change in control event and his employment is terminated by the Company without cause during the 12-month period following a change in control, Mr. Bell will receive the severance benefits mentioned above, and accelerated vesting of unvested equity awards.

We have also entered into employment agreements with Messrs. Jacquet, Meyer, Sturgeon and Watt that provide for covenants not to compete with us for 12 months following their termination of employment; and, in the case of termination without cause, severance payments equal to their base salary for periods ranging from six months to 12 months. These agreements are in effect unless either the Company or the executive officer provides the other party with notice of intent to terminate the employment agreement.

The Company has also entered into management retention agreements with our other named executive officers. The agreements generally provide severance benefits in the event that the executive officer’s employment is terminated for reasons other than cause during the 12-month period following a change in control.

The management retention agreements have three-year terms and are automatically extended for successive one-year periods unless terminated, amended or modified by us. If the named executive officer is involuntarily terminated other than for cause, then he will receive a cash payment equal to his base annual salary, certain benefits for one year from the date of termination or until the date that the named executive officer becomes covered under another employer’s benefit plans, and accelerated vesting of any unvested equity awards. In the event that the named executive officer’s employment is terminated for any reason either prior to the occurrence of a change in control, or later than 12 months following a change in control, then he is entitled only to receive severance and other benefits under established severance and benefits plans and practices, or pursuant to another agreement with us.

The change of control payments we offer our named executive officers (currently, two years of base pay for Mr. Bell and the equivalent of one year of base pay for our other named executive officers) is at the lower end of the change in control practices in our industry. Many of our competitors offer 2.99 years of total target cash compensation as severance in the event of a change in control. The terms of the change in control agreements have not influenced any of our other compensation programs.

Stock Ownership Policy

In February 2009, the Board revised the Stock Ownership Guidelines for our Chief Executive Officer and for our other executive officers, to increase their required equity stake in the Company and more closely align their interests with those of our shareholders. The guidelines require our Chief Executive Officer to hold stock of the Company having a value equal to a minimum of 100% of his or her annual base salary, as of the last day of each fiscal year. With respect to our other executive officers, the guidelines require ownership of stock in the Company having a value equal to a minimum of 50% of his or her annual base salary, as of the last day of each fiscal year. The ownership guidelines are to be met by the later of five years following their appointment as an executive officer, or December 31, 2011.

The Board also revised the stock ownership guidelines for all non-employee directors, which are to be met by the later of five years following their appointment or election, or December 31, 2011. The guidelines require each of our non-employee directors to hold stock of the Company having a value equal to a minimum of 100% of his or her annual retainer as of the last day of each fiscal year.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Members of the Compensation Committee

David M. Ernsberger, Chairman

Gordon A. Campbell

Mark L. Sanders

Executive Compensation Tables

Summary Compensation Table

The following table provides information with respect to the compensation earned during 2008 by our named executive officers for that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
W. Donald Bell	2008	632,500	—		20,965	50,804	200,272	—	89,730	994,271
President & Chief Executive Officer	2007	647,096	—		96,585	50,665	389,695	—	77,192	1,261,233
	2006	632,500	110,000		346,753	39,561	434,631	2,027,890	124,703	3,716,038

James E. Illson (5)	2008	290,265	—		37,174	26,497	50,000	—	608,540	1,012,476
Former Chief Operating Officer and President of the Americas	2007	467,657	—		83,359	47,549	139,237	—	52,741	790,543
	2006	450,000	—		166,936	114,650	221,057	—	103,517	1,056,160

William E. Meyer (6)	2008	350,000	—		117,136	118,723	200,000	—	6,500	792,359
Executive Vice President & Chief Financial Officer	2007	137,597	50,000	(7)	—	41,786	100,434	—	1,461	331,278

Andrew S. Hughes	2008	300,000	—		55,750	48,315	120,000	—	8,202	532,267
Vice President, General Counsel & Corporate Secretary

Richard J. Jacquet	2008	224,000	—		25,729	13,548	194,882	—	23,319	481,478
Senior Vice President of Human Resources	2007	229,169	—		5,441	17,945	148,275	—	27,821	428,651
	2006	224,000	—		56,363	24,563	133,250	—	21,408	459,584

Graeme Watt (8)	2008	538,470	—		206,366	48,877	289,089	—	93,118	1,175,920
President, Worldwide Distribution	2007	570,000	—		65,894	87,411	315,308	—	82,935	1,121,548
	2006	524,400	64,410		99,682	173,524	41,952	—	75,955	979,923

(1)	Under SEC rules, the values reported in the “Stock Awards” and “Options Awards” columns of the Summary Compensation Table reflect the dollar amount of expense recognized for financial statement reporting purposes for 2008, 2007 and 2006 in accordance with SFAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. We calculate compensation expense related to stock options using the Black-Scholes valuation model. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 8 — Stock-Based Compensation Plans in our notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Amounts shown under the heading “Non-Equity Incentive Plan Compensation” for each of the named executive officers are the actual amounts paid under our Management Incentive and Strategic Initiative Plans. Mr. Illson’s 2008 award under the Management Incentive Plan was determined pursuant to a separation agreement into which he and the Company entered in connection with his termination.

(3)	Represents the year-to-year change in the present value of Mr. Bell’s benefits under our Supplemental Executive Retirement Plan. The change in pension value for Mr. Bell in 2007 was $(64,232) and in 2008 was $(72,803). In 2006, Mr. Bell’s SERP benefit was increased from $250,000 per year to $450,000 per year. See Executive Compensation — Pension Benefits for 2008 for additional information.

(4)	For a break-out of the amounts included in “All Other Compensation” see the table immediately following these footnotes.

(5)	Mr. Illson ceased to be an executive officer in June 2008 and terminated his employment in August 2008.

(6)	Mr. Meyer joined the Company in August 2007.

(7)	In 2007, Mr. Meyer received a one-time hire-on bonus of $50,000.

(8)	All amounts for Mr. Watt have been converted from British pounds to U.S. dollars using an exchange rate of $1.86/£1.00 for 2008, $2.00/£1.00 for 2007 and $1.80/£1.00 for 2006. These rates were the average British pound to U.S. dollar exchange rate during the years indicated.

All Other Compensation — Detail

This table sets forth each of the elements comprising each named executive officer’s compensation reported in the “All Other Compensation” columns in the Summary Compensation Table, above.

Name	Year	Car Allowance ($)	401(k) Match or Pension Contribution ($)	Tax Prep. Financial Planning ($)	Executive Death Benefit ($)	Spousal or Dependent Travel ($)	Other (a)($)	Total ($)
W. Donald Bell	2008	3,600	2,000	15,000	—	44,627	24,503	89,730
	2007	3,600	2,000	10,300	—	61,293	—	77,193

James E. Illson	2008	2,286	—	1,060	—	766	604,428	608,540
	2007	3,600	2,000	3,530	10,682	7,236	25,693	52,741

William E. Meyer	2008	3,600	2,000	900	—	—	—	6,500
	2007	1,461	—	—	—	—	—	1,461

Andrew S. Hughes	2008	3,600	2,000	—	—	2,602	—	8,202

Richard J. Jacquet	2008	—	2,000	650	15,935	3,703	1,031	23,319
	2007	—	2,000	650	15,935	9,236	—	27,821

Graeme Watt (b)	2008	11,160	22,320	—	—	16,751	44,887	95,118
	2007	12,000	24,000	—	—	375	46,560	82,935

(a)	(i)	For Mr. Bell, “Other” consists of $21,973 paid in 2008 as interest for the delay in paying 2006 incentives, $1,151 in 2008 for the cost of a medical examination, and $1,379 in 2008 of imputed income for computer equipment.

	(ii)	For Mr. Illson, “Other” consists of a housing and travel reimbursement and related tax gross-up totaling $25,693 in 2007, $1,379 in 2008 of imputed income for computer equipment, and in 2008, in connection with his termination from the Company, $465,000 in severance pay, $99,285 in consulting fees following his termination from the Company, and the payout of his accrued vacation in the amount of $38,764.

	(iii)	For Mr. Jacquet, “Other” consists of $1,031 paid in 2008 to compensate him for the delay in paying 2006 incentives.

	(iv)	For Mr. Watt, “Other” consists of an employee benefit allowance of $43,301 and $46,560 in 2008 and 2007, respectively, and a payment in 2008 of $1,586 as interest for the delay in paying 2007 incentives.
(b)	All amounts for Mr. Watt have been converted from British pounds to U.S. dollars using an exchange rate of $1.86/£1.00 for 2008 and $2.00/£1.00 for 2007. These rates were the average British pound to U.S. dollar exchange rate during the years indicated.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2008

The following table provides certain information with respect to grants of options to purchase shares of our common stock made to our named executive officers during 2008. The table also provides information with regard to cash bonuses under our performance-based, non-equity incentive plans to the named executive officers.

Name	Date of Board Action	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (7)
			Threshold ($)		Target ($)		Maximum ($)
W. Donald Bell	1/21/2008	1/21/2008	316,250	(1)	632,500	(2)	1,265,000	(3)		—	—	—
	1/21/2008	1/21/2008	—		300,000	(4)	—			—	—	—

James E. Illson (5)	1/21/2008	1/21/2008	135,000		270,000	(2)	540,000	(3)		—	—	—

William E. Meyer	1/21/2008	1/21/2008	—		200,000	(2)	—
	1/21/2008	1/21/2008								30,000	5.90	62,181
	1/21/2008	1/21/2008							25,000			147,500
	5/20/2008	5/20/2008							62,500			165,625

Andrew S. Hughes	1/21/2008	1/21/2008	—		120,000	(2)	—
	1/21/2008	1/21/2008								20,000	5.90	41,454
	1/21/2008	1/21/2008							15,000			88,500
	5/20/2008	5/20/2008							19,708			52,226

Richard J. Jacquet	1/21/2008	1/21/2008	55,500	(1)	111,000	(2)	222,000	(3)
	1/21/2008	1/21/2008	—		150,000	(4)	—
	5/20/2008	5/20/2008							31,500			83,475

Graeme Watt (6)	1/21/2008	1/21/2008	132,525	(1)	265,050	(2)	530,100	(3)
	5/20/2008	5/20/2008	—		200,000	(4)	—

	1/21/2008	1/21/2008								60,000	5.90	124,362
	1/21/2008	1/21/2008							40,000			236,000
	5/20/2008	5/20/2008							82,500			218,625

(1)	This amount represents 50% of the target incentive under our Management Incentive Plan. Under this plan the minimum payout of incentives for financial performance metrics is 50% for achieving 80% of the financial-related target.

(2)	Represents target bonus award payments under our Management Incentive Plan for 2008 based on 100% achievement of goals. The Compensation Committee determined that Mr. Meyer’s and Mr. Hughes’ incentive compensation for 2008 would be paid at 100% of target.

(3)	Under the Company’s Management Incentive Plan, the named executive officers can earn more than their target incentive for exceeding financial-related goals above 100% of target. For 2008, the named executive officers could earn up to 200% of their target incentive if they achieved at least 150% of their financial goals.

(4)	Under the Company’s Strategic Initiative Plan, the named executive officers who participate can earn any amount up to their target incentive amount depending on achievement of their strategic initiative objectives.

(5)	Mr. Illson resigned from his position as an executive officer of the Company effective in June 2008, although he remained employed by the Company through August 2008.

(6)	In conjunction with Mr. Watt’s pending relocation from the U.K. to the U.S., the Compensation Committee made a one-time £4,500 adjustment to his second half management incentive. Additionally, for 2008 only, the Compensation Committee approved a one-time change in Mr. Watt’s incentive plan mix of performance metrics from 40% pre-tax profit performance, 40% ROWC performance, and 20% MBOs, to 25% pre-tax profit performance, 25% ROWC performance and 50% MBOs. Mr. Watt’s annual incentive target under the Company’s Management Incentive Plan and the Strategic Initiative Plan for 2008 has been converted from British pounds to U.S. dollars using the average exchange rate of $1.86/£1.00 during 2008.

(7)	These amounts reflect the full grant date fair value of each equity award computed in accordance with SFAS 123(R). Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 8 — Stock-Based Compensation Plans in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Stock options granted to our named executive officers in 2008 have a term of five years and vest at a rate of 25% on each anniversary of the grant date. RSUs granted to our named executive officers in 2008 vest as described in Item 11, Executive Compensation — Compensation Discussion and Analysis — Restricted Stock Units.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table provides information with respect to each unexercised stock option and unvested RSU awards held by each named executive officer for 2008 as of December 31, 2008.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
W. Donald Bell	100,000	0		7.23	8/27/2008	(1)	—		—
	37,500	37,500	(3)	6.32	3/21/2011		—		—

James E. Illson (2)	232,000	0		3.90	8/13/2007	(1)
	50,000	0		4.12	5/22/2008
	25,000	0		10.00	2/19/2009
	60,000	0		6.73	8/9/2009
	16,000	0		10.28	8/3/2010
	12,500	12,500	(3)	6.32	3/21/2011
							12,500	(4)	7,500

William E. Meyer	56,250	168,750	(3)	5.15	8/06/2012
	0	30,000	(3)	5.90	1/21/2013
							87,500	(4)	52,500

Andrew S. Hughes	17,500	52,500	(3)	6.13	7/30/2012
	0	20,000	(3)	5.90	1/21/2013
							34,708	(4)	20,825

Richard J. Jacquet	50,000	0		4.37	7/07/2008	(1)
	6,000	0		10.28	8/03/2010
	10,000	10,000	(3)	6.32	3/21/2011
	15,000	0		10.00	5/22/2010
							31,500	(4)	18,900

Graeme Watt	250,000	0		6.45	4/21/2009	(1)
	0	60,000	(3)	5.90	1/21/2013
							160,000	(4)	96,000

(1)	The expiration dates of the options scheduled to expire in 2007, 2008 and 2009 were extended by the Compensation Committee to expire generally 30 days after the Company is current in its SEC filings, which is currently expected to occur by the end of 2009.

(2)	Mr. Illson resigned from his position as an executive officer of the Company effective in June 2008, although he remained a service provider for purposes of our 1998 Stock Plan through May 2009.

(3)	The stock option grant date is five years prior to the expiration date for the grant. The stock option grant vests 25% per year on each anniversary of the grant date.

(4)	For Mr. Illson, the RSUs vested on May 17, 2009. For Mr. Meyer: 22,500 RSUs vest on August 28, 2009, 12,500 RSUs vest on March 1, 2010, 42,500 RSUs vest on January 29, 2010 and 10,000 RSUs vest on May 20, 2010. For Mr. Hughes: 7,500 RSUs vested on March 1, 2009, 9,854 RSUs vested on May 20, 2009, 7,500 RSUs vest on March 1, 2010, and 9,854 RSUs vest on May 20, 2010. For Mr. Jacquet: 5,000 RSUs vested on May 20, 2009, 21,500 RSUs vest on January 29, 2010 and 5,000 RSUs vest on May 20, 2010. For Mr. Watt: 77,500 RSUs vest on August 28, 2009, 42,500 RSUs vest on January 29, 2010, 20,000 RSUs vest on March 1, 2010, and 20,000 RSUs vest on May 20, 2010.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2008

The following table provides information with respect to the exercising of option awards and shares subject to RSU awards held by our named executive officers for 2008 that vested during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Donald Bell	—	—	100,000	274,000
James E. Illson	—	—	22,500	57,150
William E. Meyer	—	—	—	—
Andrew S. Hughes	—	—	—	—
Richard J. Jacquet	—	—	—	—
Graeme Watt	—	—	—	—

Pension Benefits for 2008

The following table provides information regarding the present value of benefits under the SERP as of December 31, 2008. Other than Mr. Bell, none of our named executive officers for 2008 are participants in the SERP or other post-employment benefit plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
W. Donald Bell	SERP	N/A	$4,044,309	$0
James E. Illson	—	—	—	—
William E. Meyer	—	—	—	—
Andrew S. Hughes	—	—	—	—
Richard J. Jacquet	—	—	—	—
Graeme Watt	—	—	—	—

(1)	The present values have been calculated assuming Mr. Bell would have retired at age 70, the normal retirement age under the SERP. The present values also assume that the benefit is payable as a single life annuity. The discount rate assumption for the 2008 calculations is 5.50%. The mortality assumptions were based on the RP-2000 Mortality Tables.

The SERP provides supplemental retirement benefits to certain executive officers designated by the Board. The Board establishes the amount of the annual retirement benefit, vesting schedule and other terms separately for each participant. Although benefits under the SERP are unsecured, we have purchased life insurance policies on Mr. Bell and other executives, the proceeds of which are payable to us. We expect that the proceeds from these policies will be sufficient to recover, over time, the full cost of the SERP, the cost of the insurance and certain death benefits payable to the other covered executives.

Mr. Bell is the only named executive officer who has been designated as a participant in the SERP. He is fully vested in his benefits, which entitle him to an annual income benefit of $450,000. Mr. Bell’s benefits are payable in the form of a life annuity unless he elects, in accordance with the terms of his award, an actuarially equivalent joint and survivor form of benefit prior to his termination of employment.

Employment and Change-in-Control Agreements

CEO Employment Agreement

The Company entered into an employment agreement with Mr. Bell, the Company’s President and Chief Executive Officer, effective July 1, 1999, which was subsequently amended on several occasions. In addition to establishing his salary, target incentives, and other benefits, the agreement included a covenant for him not to compete with the Company for a two-year period following his termination of employment. In the event that his employment is terminated by the Company without cause, the agreement provided for severance benefits equal to his base salary through the termination date of the agreement, vesting of 100% of his then unvested stock options and restricted stock units, and payment of a certain amount of his EPS enhancement incentive. This agreement with Mr. Bell expired in June 2007.

In March 2009, we entered into a new employment agreement with Mr. Bell (the “CEO Agreement”). The CEO Agreement supersedes the Management Retention Agreement which was entered into by and between Mr. Bell and the Company as of August 7, 2005. The CEO Agreement provides as follows:

Term of CEO Agreement. The CEO Agreement has a two-year initial term. Upon expiration of the initial term, the term of employment shall extend for successive one-year periods, unless written notice of non-renewal is provided no less than ninety (90) prior to the expiration of the applicable term by either party, or the CEO Agreement is otherwise terminated upon mutual agreement of the parties, upon death or disability of Mr. Bell, for cause, or by either party for any reason not otherwise provided for in the CEO Agreement.

Salary. Mr. Bell shall receive a minimum base salary of $632,500 per year. The Compensation Committee shall review Mr. Bell’s base salary at least annually, and may, in its sole discretion, increase the base salary under its normal compensation policies for executive officers.

Annual Incentive Compensation. Mr. Bell shall be eligible to participate in annual incentive compensation plans, which may include the Management Incentive Plan.

Severance Benefits. Upon the termination of Mr. Bell’s employment for any reason, Mr. Bell shall be entitled to receive his base salary through his last date of employment, in addition to any unreimbursed business expenses and accrued but unused vacation and other benefits. In the event of termination of employment without cause or involuntary termination during the term of the CEO Agreement, the Company shall pay Mr. Bell severance benefits equal to two times his annual base salary. In the event there is a change-in-control event and his employment is terminated by the Company without cause during the 12-month period following a change in control, Mr. Bell will receive the severance benefits mentioned above, and 100% of the unvested portion of any stock option, restricted stock, and any restricted stock unit shall automatically be accelerated in full so as to become completely vested. In addition to setting forth his salary, incentives and other benefits, the agreement provides for a non-solicitation covenant for a period of one year following his termination from the Company.

For purposes of the CEO Agreement, the following terms are defined as follows:

“Cause” shall mean (A) any act of personal dishonesty of Mr. Bell taken in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Mr. Bell; (B) Mr. Bell’s conviction of a felony; (C) a willful act by Mr. Bell that constitutes gross misconduct and that is injurious to the Company; or (D) following delivery to Mr. Bell of a written demand for performance from the Company that described the basis for the Company’s belief that Mr. Bell has not substantially performed his duties, continued violations by Mr. Bell of his obligations to the Company that are demonstrably willful and deliberate on Mr. Bell’s part.

“Change of control” means the occurrence of any of the following events:

(A) a change in the ownership of the Company as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations;

(B) a change in effective control of the Company as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations; or

(C) a change in the ownership of a substantial portion of the assets of the Company as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

“Involuntary termination” shall mean:

(A) Without Mr. Bell’s express written consent, a significant reduction of Mr. Bell’s duties, authority or responsibilities as President and Chief Executive Officer of the Company, relative to his duties, authority or responsibilities in this position as in effective immediately prior to such reduction, or the assignment to Mr. Bell of such reduced duties, authority or responsibilities;

(B) Without Mr. Bell’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to Mr. Bell immediately prior to such reduction;

(C) A material reduction by the Company in Mr. Bell’s base salary as in effect immediately prior to such reduction, except in the even the Compensation Committee decreases his base salary if it decreases the base salaries of all other executive officers of the Company, and in such circumstance, decreases his base salary in an amount substantially proportional to the decreases in the base salaries of the Company’s other executive officers;

(D) The relocation of Mr. Bell’s principal place of work to a location more than 35 miles from his present location, without his express written consent;

(E) Any purported termination of Mr. Bell by the Company during the initial term or renewal term not effected by disability or for cause; or

(F) The failure of the Company to obtain the assumption of this Agreement by any successor as contemplated in the CEO Agreement.

CEO Retention Agreement

In August, 2005, we entered into a management retention agreement with Mr. Bell. The CEO Agreement discussed above superseded the management retention agreement with Mr. Bell. The management retention agreement provided severance benefits in the event that Mr. Bell is terminated for reasons other than cause during the 12-month period following a change in control. The agreement had a three-year term and automatically extended for successive one-year periods unless terminated, amended or modified by us. If Mr. Bell was involuntarily terminated other than for cause, then he would receive a cash payment equal to his base salary, certain benefits for one year from the date of termination or until the date he becomes covered under another employer’s benefit plans, and accelerated vesting of any unvested equity awards. In the event that Mr. Bell’s employment was terminated for any reason prior to the occurrence of a change in control, or later than 12 months following a change in control, then he was entitled only to receive severance and other benefits under established severance and benefits plans and practices, or pursuant to another agreement with us.

Executive Employment Agreements

We have also entered into employment agreements with Messrs. Jacquet, Meyer, Sturgeon and Watt that provide for covenants not to compete with us for 12 months following their termination of employment; and in the case of termination without cause, severance payments equal to their base salary for periods ranging from six to 12 months. These agreements are in effect unless either the Company or the executive officer provides the other party with notice of intent to terminate the employment agreement.

Change-in-Control Agreements

We have also entered into employment agreements with Messrs. Meyer, Jacquet, Sturgeon and Watt that provide for covenants not to compete with us for 12 months following their termination of employment and, in the case of termination without cause, severance payments equal to their base salary for periods ranging from six months to 12 months. These agreements are in effect unless either the Company or the executive officer provides the other party with notice of intent to terminate the employment agreement.

The Company has also entered into management retention agreements with our other named executive officers. The agreements generally provide severance benefits in the event the executive’s employment is terminated for reasons other than cause during the 12-month period following a change in control. The management retention agreements have three-year terms and are automatically extended for successive one-year periods unless terminated, amended, or modified by us. If the named executive officer is involuntarily terminated other than for cause, then he will receive a cash payment equal to his base annual salary, certain benefits for one year from the date of termination or until the date that the named executive officer becomes covered under another employer’s benefit plans, and accelerated vesting of unvested equity awards. In the event that the named executive officer’s employment is terminated for any reason either prior to the occurrence of a change in control, or later than 12 months following a change in control, then he is entitled only to receive severance and other benefits under established employee severance and benefits plans and practices or pursuant to other agreements with us.

For purposes of the management retention agreements, the term “cause” is defined in the same manner as in the CEO Employment Agreement.

Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of employment of our named executive officers for 2008, other than Mr. Illson, including in connection with a change in control of our Company, as if each named executive officer’s employment terminated as of December 31, 2008. For purposes of valuing the severance and vacation payments in the table below, we used each officer’s base salary rate in effect on December 31, 2008, and the number of accrued but unused vacation days on December 31, 2008.

Mr. Illson resigned from his position as an executive officer of the Company effective in June 2008, although he remained employed by the Company through August 2008. In connection with his termination, Mr. Illson received $465,000 in severance pay and $38,764 for accrued vacation. In 2008, Mr. Illson also received $99,285 in consulting fees following his termination from the Company.

The value of the acceleration of equity awards shown in the table below was calculated based on the assumption that the change in control, if applicable, occurred and the officer’s employment terminated on December 31, 2008, and that the fair market value per share of our common stock on that date was $0.60, which was the closing trading price of our common stock on December 31, 2008. The value of the accelerated vesting of RSUs was calculated by multiplying the number of unvested RSUs by $0.60.

Name	Benefit	As of December 31, 2008
		Termination of Employment Without Cause (1)	Involuntary Termination Without Cause Within 12 Months after a Change in Control (2)	Termination Due to Death (3)
W. Donald Bell (4)	Severance	$0	$632,500	$—
	Accrued Vacation	80,255	80,255	80,255
	Stock Option Acceleration	—	0	—
	Restricted Stock Unit Acceleration	—	0	—
	Continued Employee Benefits	0	12,949	—
	Death Benefit	—	—	1,125,000

	Total Value	$80,255	$725,704	$1,205,000

William E. Meyer	Severance	$350,000	$350,000	$—
	Accrued Vacation	3,374	3,374	3,374
	Stock Option Acceleration	—	0	—
	Restricted Stock Unit Acceleration	—	52,500	—
	Continued Employee Benefits	—	17,590	—
	Death Benefit	—	—	—

	Total Value	$353,374	$423,464	$3,374

Andrew S. Hughes	Severance	$150,000	$300,000	$—
	Accrued Vacation	11,931	11,931	11,931
	Stock Option Acceleration	—	0	—
	Restricted Stock Unit Acceleration	—	20,825	—
	Continued Employee Benefits		12,949	—
	Death Benefit	—	—	—

	Total Value	$161,931	$345,705	$11,931

Richard J. Jacquet	Severance	$112,000	$224,000	$—
	Accrued Vacation	19,815	19,815	19,815
	Stock Option Acceleration	—	0	—
	Restricted Stock Unit Acceleration	—	18,900	—
	Continued Employee Benefits	—	12,949	—
	Death Benefit	—	—	250,000

	Total Value	$131,815	$275,664	$269,815

Graeme Watt (5)	Severance	$538,470	$538,470	$—
	Accrued Vacation	—	—	—
	Stock Option Acceleration	—	0	—
	Restricted Stock Unit Acceleration	—	96,000	—
	Continued Employee Benefits		9,430	—
	Death Benefit	—	—	—

	Total Value	$538,470	$643,900	$—

(1)	For Messrs. Hughes and Jacquet, the severance payment under this column is the equivalent of six months of base salary. For Messrs. Meyer and Watt, the severance payment under this column is the equivalent of 12 months of base salary, payable under their respective employment agreements. The severance is payable in a lump-sum payment.

(2)	Pursuant to change in control agreements, the amounts in the table above represent a lump sum severance payment equal to 12 months of base salary, continuation of benefits for one year and acceleration of all outstanding equity awards. Under the change in control agreements, an “Involuntary Termination” occurs when the Company causes: (i) without the officer’s express written consent, the significant reduction of his duties, authority or responsibilities relative to his duties, authority or responsibilities in effect immediately prior to such reduction, or the assignment to the officer of such reduced duties, authority or responsibilities; (ii) without the officer’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to him immediately prior to such reduction; (iii) a reduction in the officer’s base salary; (iv) a material reduction in the kind or level of employee benefits, including bonuses, to which the officer is entitled with the result that the officer’s overall benefits package is significantly reduced; (v) the relocation of the officer to a facility or a location more than 35 miles from the officer’s then-present location, without the officer’s express written consent; (vi) any purported termination of the officer’s employment other than for disability or for cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of the officer’s retention agreement by any successor; or (viii) any act or set of facts or circumstances, which would, under California law, constitute constructive termination. “Cause” means (a) any act of personal dishonesty taken by the officer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment to the employee; (b) conviction of a felony; (c) a willful act by the officer that constitutes gross misconduct and that is injurious to the Company; and (d) following delivery to the officer of a written demand for performance from the Company that describes the basis for the Company’s belief that the officer has not substantially performed his duties, continued violations by the officer of his obligations to the Company that are demonstrably willful and deliberate on his part. “Change of Control” means the occurrence of any of the following events: (x) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under this Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company; (y) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors; (z) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

(3)	For Mr. Bell, represents his death benefit under the SERP, which entitles his spouse to 50% of the annual benefit he would have been entitled to over five years, payable in equal monthly installments. For Mr. Jacquet, represents the benefit under our executive death benefit program, payable in five equal annual installments. A description of this program is set forth in Compensation Discussion and Analysis — Other Element — Personal Benefits and Perquisites.

(4)	In March 2009, the Board approved a new employment agreement for Mr. Bell that provides, in the case of termination without cause or termination without cause within 12 months of a change in control, a severance payment of two times his annual base salary, payment of COBRA benefits for a period of 18 months and, in the case of or termination without cause within 12 months of a change in control, the acceleration of the vesting of all unvested equity awards.

(5)	This amount and others shown in the above table for Mr. Watt were converted from British pounds to U.S. dollars using an average exchange rate of $1.86/£1.00 during 2008.

RELATED PERSON TRANSACTIONS

The Audit Committee of the Board of Directors monitors and reviews issues involving potential conflicts of interest and reviews and approves all transactions in which a related person has had or will have a direct or indirect material interest.

Since October 2005, the Company has employed a stepson of Mr. Bell in the position of director of strategic markets. In 2008, Mr. Bell’s stepson received total cash compensation of $246,217. On November 17, 2005, he was granted an option to purchase 15,000 shares of common stock, at an exercise price of $7.95 per share. On January 21, 2008, he was granted an option to purchase 10,000 shares of common stock at an exercise price of $5.90. In addition, he participates in all other benefits that the Company offers to all our employees. The Audit Committee reviewed and ratified the employment of Mr. Bell’s stepson and his compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, certain of our officers, and beneficial owners of more than 10% of our common stock, file reports of their securities ownership and changes in their ownership of our securities with the SEC. Such persons are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Under the SEC’s rules for reporting of securities transactions applicable to directors, officers, and beneficial owners of more than 10% of our common stock, we believe that, during the year ended December 31, 2008, all required Section 16(a) reports were timely filed, except that in March 2008, through an oversight, each of Mr. Bell and Mr. Ousley filed a required Form 4 reporting one transaction for each individual two days late.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2010 annual meeting and that shareholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company no later than March 12, 2010, which is 120 calendar days prior to the anniversary of this year’s mail date, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting. However, the Company currently intends to return to its previous shareholder meeting schedule for the Company’s 2010 annual meeting, and to hold that meeting earlier in that year. Therefore, the date set forth above may change. The Company will provide shareholders reasonable prior notice of the deadline to receive shareholder proposals to be included in the proxy materials when it announces the date for the 2010 annual meeting. Shareholder proposals that are not intended to be included in the proxy materials for such meeting, but that are to be presented by the shareholder from the floor, are subject to advance notice provisions contained in our Bylaws, as described below under Other Matters.

OTHER MATTERS

According to the Company’s Bylaws, in order to be properly brought before a shareholder meeting, a proposal not intended for inclusion in the Company’s proxy materials for the 2010 annual meeting of shareholders and shareholder nominations of a person for election as a director must be received by the Company between April 11 and May 11, 2010, which is between 60 and 90 calendar days prior to the anniversary of this year’s mail date. However, as noted above, the Company currently intends to return to its previous shareholder meeting schedule for the Company’s 2010 annual meeting, and to hold that meeting earlier in that year. Therefore, the dates set forth above may change. The Company will provide shareholders reasonable prior notice of the deadline to receive shareholder proposals and shareholder nomination of directors to be made from the floor to be included in the proxy materials when it announces the date for the 2010 annual meeting. The notice must set forth the following: (a) a brief description of the proposed matter and the reasons for conducting such business at the meeting; (b) the name and address of such shareholder as they appear on the Company’s books; (c) the class and number of shares of the Company that are beneficially owned by the shareholder and (d) any material interest of the shareholder proposing such business. If the notice does not comply with the requirements set forth in the Company’s Bylaws, the presiding officer of the meeting may refuse to acknowledge the matter.

Other than the action items contained in this proxy statement, the Company has not received advance notice of any shareholder proposals to be presented at the Annual Meeting.

July 10, 2009

Appendix A

BELL MICROPRODUCTS INC.

2009 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentive to Service Providers and to promote the success of the Company’s business.

Awards to Participants granted hereunder may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents, at the discretion of the Administrator and as reflected in the terms of the written option agreement.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” shall mean the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” shall mean the legal requirements relating to the administration of equity incentive plans under applicable state corporate and securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” shall mean, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents.

(d) “Award Agreement” shall mean the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Awarded Stock” shall mean the Common Stock subject to an Award.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cash Position” shall mean the Company’s level of cash and cash equivalents.

(h) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power or total fair market value of the stock of the Company. For purposes of this clause (i), if any Person is considered to own more than fifty percent (50%) of the total voting power or total fair market value of the stock of the Company, the acquisition of additional stock of the Company by the same Person will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(h), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Common Stock” shall mean the common stock of the Company.

(k) “Committee” shall mean the Committee appointed by the Board of Directors or a sub-committee appointed by the Board’s designated committee in accordance with Section 4(a) of the Plan, if one is appointed.

(l) “Company” shall mean Bell Microproducts Inc., a California Corporation.

(m) “Consultant” shall mean any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(n) “Continuous Status as a Director” means that the Director relationship is not interrupted or terminated.

(o) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 16.

(p) “Director” shall mean a member of the Board.

(q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r) “Dividend Equivalent” shall mean a credit, payable in cash, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award, other than an Option or an SAR, held by such Participant. Dividend Equivalents may be subject to the same vesting restrictions as the related Shares subject to an Award, at the discretion of the Administrator.

(s) “Employee” shall mean any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the

Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(t) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination (or if such day is not a trading day, then on the most recently concluded trading day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if such day is not a trading day, then on the most recently concluded trading day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(v) “Fiscal Year” shall mean a fiscal year of the Company.

(w) “Full Value Award” shall mean a grant of Restricted Stock, a Restricted Stock Unit, a Performance Share or a Deferred Stock Unit hereunder.

(x) “Incentive Stock Option” shall mean an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Nonstatutory Stock Option” shall mean an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z) “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” shall mean a stock option granted pursuant to the Plan.

(bb) “Optioned Stock” shall mean the Common Stock subject to an Option.

(cc) “Outside Director” means a Director who is not an Employee or Consultant.

(dd) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Participant” shall mean a Service Provider who receives an Award.

(ff) “Performance Goals” shall mean the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles or any other objectively determinable items including, without limitation, (a) any extraordinary non-recurring items, (b) the effect of any merger, acquisition, or other business combination or divestiture, or (c) the effect of any changes in accounting principles affecting the Company’s or a business units’, region’s, affiliate’s or business segment’s reported results: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) operating margin, (xxiii) market share, (xxiv) contract awards or backlog, (xxv) overhead or other expense reduction, (xxvi) credit rating, (xxvii) objective customer indicators, (xxviii) new product invention or innovation, (xxix) attainment of research and development milestones, (xxx) improvements in productivity, (xxxi) attainment of objective operating goals, and (xxxii) objective employee metrics. The Performance Goals may differ from Participant to Participant and from Award to Award.

(gg) “Performance Period” shall mean a period of time as the Administrator will determine in its sole discretion.

(hh) “Performance Share” shall mean a performance share Award granted to a Participant pursuant to Section 14.

(ii) “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 15.

(jj) “Plan” shall mean this 2009 Equity Incentive Plan.

(kk) “Plan Minimum Vesting Requirements” shall mean the minimum vesting requirements for Full Value Awards under Plan Section 4(b)(vi) hereunder.

(ll) “Restricted Stock” shall mean a restricted stock Award granted to a Participant pursuant to Section 12.

(mm) “Restricted Stock Unit” shall mean a bookkeeping entry representing an amount equal to the Fair Market Value of a Share, granted pursuant to Section 13. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(nn) “Rule 16b-3” shall mean Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(oo) “Section 16(b)” shall mean Section 16(b) of the Exchange Act.

(pp) “Service Provider” means an Employee, Consultant or Director.

(qq) “Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 20 of the Plan.

(rr) “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted pursuant to Section 9 below.

(ss) “Subsidiary” shall mean a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 20 of the Plan, the maximum aggregate number of Shares which may be awarded under the Plan is 6,225,000 Shares plus (i) any Shares subject to any options under the Company’s 1998 Stock Plan (“1998 Plan”) that are outstanding on the date this Plan becomes effective and that subsequently expire unexercised and (ii) Shares subject other awards under the 1998 Plan that are forfeited to or repurchased by the Company, provided that the maximum of additional Shares under clauses (i) and (ii) shall equal 3,950,000. All of the shares issuable under the Plan may be authorized, but unissued, or reacquired Common Stock.

Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one (1) Share for every Share subject thereto. Any Shares subject to Performance Shares, Restricted Stock, Restricted Stock Units or Deferred Stock Units with a per share or unit purchase price lower than one hundred percent (100%) of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as one and one-quarter (1.25) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and one-quarter (1.25) Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan shall be credited with one and one-quarter (1.25) Shares.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares, Restricted Stock Units or Deferred Stock Units, is forfeited to or repurchased by the Company at its original purchase price due to such Award failing to vest, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when an SAR is exercised, the shares subject to a SAR grant agreement shall be counted against the numerical limits of Section 3 above, as one (1) share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise (i.e., shares withheld to satisfy the exercise price of an SAR shall not remain available for issuance under the Plan). Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares, Restricted Stock Units or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company due to such Awards failing to vest, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option (including pursuant to a net issue or net exercise) shall not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Any payout of Dividend Equivalents or Performance Units, because they are payable only in cash, shall not reduce the number of Shares available for issuance under the Plan. Conversely, any forfeiture of Dividend Equivalents or Performance Units shall not increase the number of Shares available for issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. If permitted by Applicable Laws, the Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee consisting solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Administration With Respect to Officers Subject to Section 16(b). With respect to Option grants made to Employees who are also Officers subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with Rule 16b-3, or (B) a committee designated by the Board to administer the Plan, which committee shall be constituted to comply with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Rule 16b-3.

(iv) Administration With Respect to Other Persons. With respect to Award grants made to Employees or Consultants who are not Officers of the Company, the Plan shall be administered by (A) the Board, (B) a committee designated by the Board, or (C) a sub-committee designated by the designated committee, which committee or sub-committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

(v) Administration With Respect to Grants to Outside Directors. Awards to Outside Directors shall be pursuant to the terms set forth in Section 11 hereof and the Administrator shall have discretion with respect to such Awards as set forth therein.

(b) Powers of the Administrator. Subject to the provisions of the Plan (including the provisions of Section 11), and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value in accordance with Section 2(u) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards are granted hereunder;

(iv) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards vest or may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions (subject to compliance with applicable laws, including Code Section 409A), and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine; provided, however, that with respect to Full Value Awards vesting solely based on continuing as a Service Provider, they will vest in full no earlier (except if accelerated pursuant to Section 20 hereof or pursuant to change of control severance agreements entered into by and between the Company and any Service Provider) than the three (3) year anniversary of the grant date; provided, further, that if vesting is not solely based on continuing as a Service Provider, they will vest in full no earlier (except if accelerated pursuant to Section 20 hereof or pursuant to change of control severance agreements entered into by and between the Company and any Service Provider) than the one (1) year anniversary of the grant date;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan;

(ix) to modify or amend each Award (subject to Section 7 and Section 23(c) of the Plan);

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to determine the terms and restrictions applicable to Awards;

(xii) to determine whether Awards will be adjusted for Dividend Equivalents and whether such Dividend Equivalents shall be subject to vesting; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants and any other holders of any Awards granted under the Plan.

(d) Exception to Plan Minimum Vesting Requirements.

(i) Full Value Awards that result in issuing up to five percent (5%) of the maximum aggregate number of shares of Stock authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more Employees or Outside Directors without respect to the Plan Minimum Vesting Requirements.

(ii) All Full Value Awards that have their vesting discretionarily accelerated, and all Options and SARs that have their vesting discretionarily accelerated one hundred percent (100%), other than, in either case, pursuant to (A) a merger or Change in Control described in Section 20(c) hereof (including vesting acceleration in connection with employment termination following such event), (B) a Participant’s death, or (C) a Participant’s Disability, are subject to the 5% Limit.

(iii) Notwithstanding the foregoing, the Administrator may accelerate the vesting of Full Value Awards such that the Plan Minimum Vesting Requirements are still satisfied, without such vesting acceleration counting toward the 5% Limit.

(iv) The 5% Limit applies in the aggregate to Full Value Award grants that do not satisfy Plan Minimum Vesting Requirements and to the discretionary vesting acceleration of Awards.

5. Eligibility. Awards may be granted only to Service Providers. Incentive Stock Options may be granted only to Employees. A Service Provider who has been granted an Award may, if he or she is otherwise eligible, be granted an additional Award or Awards. Outside Directors may only be granted Awards as specified in Section 11 hereof.

6. Code Section 162(m) Provisions.

(a) Option and SAR Annual Share Limit. No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than two million Shares; provided, however, that such limit shall be three million Shares in the Participant’s first Fiscal Year of Company service.

(b) Restricted Stock, Performance Share and Restricted Stock Unit Annual Limit. No Participant shall be granted, in any Fiscal Year, more than one million Shares in the aggregate of the following: (i) Restricted Stock, (ii) Performance Shares, or (iii) Restricted Stock Units; provided, however, that such limit shall be one million five hundred thousand Shares in the Participant’s first Fiscal Year of Company service.

(c) Performance Units Annual Limit. No Participant shall receive Performance Units, in any Fiscal Year, having an initial value greater than $2,000,000, provided, however, that such limit shall be $4,000,000 in the Participant’s first Fiscal Year of Company service.

(d) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock, Performance Shares, Performance Units or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock, Performance Shares, Performance Units or Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock, Performance Shares, Performance Units or Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(e) Changes in Capitalization. The numerical limitations in Sections 6(a) and (b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 20(a).

7. No Repricing. The exercise price for an Option or SAR may not be reduced without the consent of the Company’s shareholders. This shall include, without limitation, a repricing of the Option or SAR as well as an Option or SAR exchange program whereby the Participant agrees to cancel an existing Option in exchange for cash, an Option, SAR or other Award. If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 20), the cancelled Option or SAR as well as any replacement Option or SAR will be counted against the limits set forth in section 6(a) above. Moreover, if the exercise price of an Option or SAR is reduced, the transaction will be treated as a cancellation of the Option or SAR and the grant of a new Option or SAR.

8. Stock Options.

(a) Type of Option. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s incentive stock options granted by the Company, any Parent or Subsidiary, that become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

(b) Term of Option. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(c) Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(A) In the case of an Incentive Stock Option

(1) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant.

(2) granted to any Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(B) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator and may consist entirely of: (i) cash; (ii) check; (iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (iv) net issue exercise or “net exercise”;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (vi) any combination of such methods of payment; or (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws.

9. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. Subject to Section 6(a) hereof, the Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b) Exercise Price and other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of an SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant. Otherwise, subject to Section 6(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten years from the date of grant.

(c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

(d) Payment upon Exercise of SAR. At the discretion of the Administrator, but only as specified in the Award Agreement, payment for a SAR may be in cash, Shares or a combination thereof. If the Award Agreement is silent as to the form of payment, payment of the SAR may only be in Shares.

(e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, whether it may be settled in cash, Shares or a combination thereof, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

10. Exercise of Option or SAR.

(a) Procedure for Exercise; Rights as a Shareholder. Any Option or SAR granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of the Plan.

An Option or SAR may not be exercised for a fraction of a Share.

An Option or SAR shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option or SAR by the person entitled to exercise the Option or SAR and, with respect to Options only, full payment for the Shares with respect to which the Option is exercised has been received by the Company. With respect to Options only, full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 20 of the Plan.

(b) Termination of Status as a Service Provider. If a Participant ceases to serve as a Service Provider, he or she may, but only within three (3) months (or such other period of time as is determined by the Administrator and as set forth in the Option or SAR Agreement) after the date he or she ceases to be a Service Provider, exercise his or her Option or SAR to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option or SAR at the date of such termination, or if he or she does not exercise such Option or SAR (which he or she was entitled to exercise) within the time specified herein, the Option or SAR shall terminate.

(c) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR within such period of time as is specified in the Award Agreement to the extent the Option or SAR is vested on the date of termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option or SAR shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option or SAR, the Shares covered by the unvested portion of the Option or SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option or SAR within the time specified herein, the Option shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

(d) Death of Participant. If a Participant dies while a Service Provider, the Option or SAR may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event may the option be exercised later than the expiration of the term set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option or SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option or SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option or SAR shall remain exercisable for twelve (12) months following Participant’s death. If the Option or SAR is not so exercised within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

11. Awards to Outside Directors. The provisions of this Section 11 are applicable only to Outside Directors. Outside Directors shall be entitled to receive all types of Awards under the Plan.

(a) Initial Grants. Each Outside Director who first becomes an Outside Director on or after the effective date of the Plan shall be entitled to receive, as of the date that the individual first is appointed or elected as an Outside Director, an Option covering 22,500 Shares (the “Initial Grant”). The Initial Grant shall be 100% vested on the grant date, shall have a maximum ten year term, and shall have post-termination exercisability provisions similar to those set forth in Section 10 hereof.

(b) Annual Grants. On the first trading day following the date of each annual shareholder meeting, commencing with the 2010 annual shareholder meeting, each Outside Director who has served as an Outside Director for at least six months on that date shall be granted an Option covering 7,500 Shares (the “Annual Grant”). The Annual Grant shall be 100% vested on the grant date, shall have a maximum ten year term, and shall have post-termination exercisability provisions similar to those set forth in Section 10 hereof.

(c) Make-Up Grant. On the first trading day following the date of the 2009 shareholder meeting, each Outside Director shall be granted an Option covering 22,500 Shares (the “Make-Up Grant”). The Make-Up Grant shall be 100% vested on the grant date, shall have a maximum ten year term, and shall have post-termination exercisability provisions similar to those set forth in Section 10 hereof.

(d) Discretionary Grants. In addition to the automatic grants under this Section 11, the Board may make discretionary grants of Awards to Outside Directors upon such terms and conditions as are determined by the Board and otherwise consistent with the Plan.

12. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 6(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, including the Plan Minimum Vesting Requirement, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan; provided that Restricted Stock may only be issued in the form of Shares. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c) Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.

13. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in writing or electronically of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which, subject to Section 6(b) hereof, may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. Subject to the Plan Minimum Vesting Requirements, the Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator, in its sole discretion, but only as specified in the Award Agreement, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. If the Award Agreement is silent as to the form of payment, payment of the Restricted Stock Units may only be in Shares.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

14. Performance Shares.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion.

Subject to Section 6(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, subject to the Plan Minimum Vesting Requirements, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares Award Agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c) Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

15. Performance Units.

(a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Performance Units or the cash payable thereunder.

(b) Number of Performance Units. Subject to Section 6(c) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c) Other Terms. The Administrator, subject to the provisions of the Plan, including the Plan Minimum Vesting Requirements, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d) Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

16. Deferred Stock Units.

(a) Description. Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the

Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.

(b) 162(m) Limits. Deferred Stock Units shall be subject to the annual Code Section 162(m) limits applicable to the underlying Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 6 hereof.

17. Leaves of Absence. If as a condition to be granted an unpaid leave of absence by the Company, a Participant agrees that vesting shall be suspended during all or a portion of such leave of absence (except as otherwise required by Applicable Laws) vesting of Awards granted hereunder shall cease during such agreed upon portion of the unpaid leave of absence and shall only recommence upon return to active service.

18. Non-Transferability of Awards. Except as determined otherwise by the Administrator in its sole discretion (but never a transfer of an Award in exchange for value), Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant, without the prior written consent of the Administrator.

19. Stock Withholding to Satisfy Withholding Tax Obligations. At the sole discretion of the Administrator, when a Participant incurs tax liability in connection with the exercise, vesting or payout, as applicable, of an Award, which tax liability is subject to tax withholding under applicable tax laws, and the Participant is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Participant may (if permitted by the Administrator, in its sole discretion) satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued upon exercise of the Option or SAR or the Shares to be issued upon payout or vesting of the other Award, if any, that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).

All elections by a Participant to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

(a) the election must be made on or prior to the applicable Tax Date; and

(b) all elections shall be subject to the consent or disapproval of the Administrator.

In the event the election to have Shares subject to an Award withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option or SAR is exercised or other Award is vested but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

20. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Change in Control.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, the number of Shares subject to Initial Grants and Annual Grants, as well as the price per share of Common Stock covered by each such outstanding Award and the annual share limitations under Sections 6(a) and (b) hereof, hereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse as to one hundred percent (100%) of the Awarded Stock, and that any Award vesting shall accelerate as to one hundred percent (100%) of the Awarded Stock, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.

(i) Stock Options and SARs. In the event of a merger of the Company with or into another corporation or a Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed or substituted for in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Award shall be fully exercisable for a period of time as determined by the Administrator, and the Award shall terminate upon expiration of such period.

(ii) Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Deferred Stock Units and Dividend Equivalents. In the event of a merger of the Company with or into another corporation or a Change in Control, each outstanding Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent and Deferred Stock Unit award (and any related Dividend Equivalent) shall be assumed or an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent and Deferred Stock Unit award (and any related Dividend Equivalent) substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent and Deferred Stock Unit award (and any related Dividend Equivalent), the Participant shall fully vest in the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent and Deferred Stock Unit award (and any related Dividend Equivalent), including as to Shares (or with respect to Dividend Equivalents and Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent and Deferred Stock Unit award (and any related Dividend Equivalent) shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share (or with respect to Dividend Equivalents and Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of the Company’s common stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in

Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award (other than Dividend Equivalents and Performance Units) to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of the Company’s common stock in the merger or Change in Control.

21. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award. Notice of the determination shall be given to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

22. Term of Plan. The Plan shall continue in effect until May 21, 2019.

23. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

24. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise or payout, as applicable, of an Award, the Company may require the person exercising such Option or SAR, or in the case of another Award (other than a Dividend Equivalent or Performance Unit), the person receiving the Shares upon vesting, to render to the Company a written statement containing such representations and warranties as, in the opinion of counsel for the Company, may be required to ensure compliance with any of the aforementioned relevant provisions of law, including a representation that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required.

25. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

BELL MICRO

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0000027837_1 R2.09.03.17

BELL MICROPRODUCTS INC.

1941 RINGWOOD AVENUE

SAN JOSE, CA95131-1731

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

The Board of Directors recommends you vote FOR

the following proposal(s):

1. Election of Directors For Against Abstain

1a. W. Donald Bell

1b. Gordon A. Campbell

1c. Eugene B. Chaiken

1d. David M. Ernsberger

1e. Edward L. Gelbach

1f. Peter G. Hanelt

1g. James E. Ousley

1h. Mark L. Sanders

The Board of Directors recommends you vote FOR

the following proposal(s): For Against Abstain

2. To approve the adoption of the 2009 Equity

Incentive Plan.

For Against Abstain

3. To ratify the appointment of Deloitte and

Touche LLP as the independent registered public

accounting firm of the Company.

NOTE: Such other business as may properly come

before the meeting or any adjournment thereof.

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attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000027837_2 R2.09.03.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/

are available at www.proxyvote.com .

BELL MICROPRODUCTS INC.

This Proxy is Solicited by the Board of Directors

Annual Meeting of Shareholders

August 19, 2009 8:00 a.m. PDT

The shareholder hereby appoints W. Donald Bell and Andrew S. Hughes, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Bell Microproducts Inc. that the shareholder is entitled to vote at the annual meeting of shareholders to be held at 8:00 a.m., PDT on August 19, 2009, at the

Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010, and any

adjournment or postponement thereof.

Unless the shareholder indicates otherwise, the proxies will vote “for” all the proposals.

Continued and to be signed on reverse side